                                        Filed pursuant to Rule 424(b)(3)
                                        Registration Statement No. 333-50760

P R O S P E C T U S

                               10,000,000 SHARES

                           JUNO ONLINE SERVICES, INC.

                                  Common Stock

                               ------------------

    The 10,000,000 shares being registered pursuant to the registration statement of which this prospectus forms a part may be issued through a common stock investment agreement with The Kingston Limited Partnership, as further described in this prospectus. We will receive the net proceeds from the sale of any common stock that we sell through the common stock investment agreement to Kingston. Kingston may resell those shares pursuant to this prospectus. We will not receive any of the proceeds of sales by Kingston.

    The Kingston Limited Partnership is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sales of our common stock hereunder.

    Our common stock is quoted on the Nasdaq National Market under the symbol
"JWEB." On February 12, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $2.188 per share.

                            ------------------------

    BEGINNING ON PAGE 8, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD
CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR
INVESTMENT DECISION.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 2001.
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                               TABLE OF CONTENTS

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WHERE YOU CAN FIND MORE INFORMATION.........................      3

INFORMATION INCORPORATED BY REFERENCE.......................      3

FORWARD-LOOKING INFORMATION.................................      4

OUR COMPANY.................................................      5

RISK FACTORS................................................      8

COMMON STOCK INVESTMENT AGREEMENT...........................     33

USE OF PROCEEDS.............................................     39

SELLING STOCKHOLDER.........................................     39

PLAN OF DISTRIBUTION........................................     40

LEGAL MATTERS...............................................     42

EXPERTS.....................................................     42

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT. JUNO ONLINE SERVICES HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. JUNO ONLINE SERVICES IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                       2
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                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement, including any amendments thereto, and the exhibits and schedules filed with it. We also file periodic reports, proxy statements and other information with the Commission, as required by the Securities Exchange Act of 1934.

    You may read and copy all or any portion of the registration statement or any other information Juno files with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Juno's filings with the Commission, including the registration statement, are also available to you on the Commission's Web site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market, and therefore, you may read any material that we file with the Commission at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

    We have filed the following documents with the Commission and we are incorporating those documents by reference in this prospectus:

    (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K");

    (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

    (5) Our Proxy Statement in connection with our Annual Meeting of the Stockholders held on May 24, 2000;

    (6) Our Current Report on Form 8-K filed on July 20, 2000;

    (7) Our Current Report on Form 8-K filed on October 13, 2000;

    (8) Our Current Report on Form 8-K filed on October 26, 2000;

    (9) Our Current Report on Form 8-K filed on November 29, 2000;

    (10) Our Current Report on Form 8-K filed on December 26, 2000;

    (11) Our Current Report on Form 8-K filed on January 24, 2001;

    (12) Our Current Report on Form 8-K filed on January 25, 2001;

    (13) Our Current Report on Form 8-K filed on February 2, 2001; and

    (14) The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on May 10, 1999.

    All reports and other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, for so long as the common stock is being offered pursuant to this prospectus, as well as all such reports and documents filed after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness thereof, are to be incorporated by reference into this prospectus. The reports and other documents incorporated by reference are considered part of this prospectus, and the reports and other

                                       3
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documents we file later with the Commission will automatically update and supercede the information contained in this prospectus.

    We will provide free of charge to each person to whom this prospectus is delivered, upon written or oral request by such person, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be directed to Richard Buchband, Senior Vice President and General Counsel, Juno Online Services, Inc., 1540 Broadway, New York, NY 10036, (212) 597-9000.

                          FORWARD-LOOKING INFORMATION

    This prospectus contains certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results could differ materially from those expressed or implied by these forward-looking statements. The following factors, among others, could cause Juno's actual results to differ materially from those described in a forward-looking statement:

    - our issuances of equity securities in connection with financing transactions, including under our equity line facility with The Kingston Limited Partnership;

    - our issuance of equity securities in connection with acquisitions of subscribers or businesses, or in connection with vendor transactions;

    - our limited history of offering our billable premium services and our free basic service in its current form;

    - our history of losses;

    - decreases in the popularity of the Internet among consumers;

    - our dependence on strategic marketing alliances as a source of revenues;

    - continued reduction in demand for Internet advertising space;

    - erosion of collectibility of accounts receivable related to advertising sales;

    - our failure to retain or grow Juno's subscriber base;

    - increasing competition from existing or new competitors;

    - any failure to sustain current levels of subscriber acquisition or retention;

    - any inability to successfully migrate members to or retain members in Juno's billable premium services;

    - increased per-subscriber telecommunications costs resulting from increased usage of our services;

    - rapid technological change;

    - the possible unavailability of financing as and if needed, including due to the operation of volume or price limits under our equity line facility with The Kingston Limited Partnership;

    - possible industry consolidation;

    - our dependence on a limited number of vendors, including, without limitation, third-party vendors for customer support services and for the provision and roll-out of the Juno Express broadband service; and

    - potential fluctuations in quarterly and annual results.

    This list is intended to identify only certain of the principal factors that could cause actual results to differ. Please refer to the risk factors described in the "Risk Factors" section and elsewhere in this prospectus.

                                       4
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                                  OUR COMPANY

OVERVIEW

    Juno Online Services, Inc. is a leading provider of Internet access to millions of computer users throughout the United States. We offer several levels of service, including free basic Internet access, billable premium dial-up service and high-speed broadband access, which is currently available in selected markets. Unlike almost all other Internet access providers, we offer both free basic and billable premium services, and we believe we are unique in having converted hundreds of thousands of individuals from free to paying customers. Our strategy of offering several different service levels and our easy-to-use, intuitive software are designed to attract a broad spectrum of users, including those who are just now beginning to explore the Internet.

    Based on its total of 4.0 million active subscribers during the month of December 2000, Juno is one of the nation's leading Internet access providers. Approximately 842,000 of these active subscribers were subscribed to Juno's billable premium services and as of December 2000, 90% of Juno's active subscribers had full Web access. Juno had approximately 14.2 million total registered subscriber accounts as of December 31, 2000.

    Our services are provided nationwide through more than 3,400 local telephone numbers, which we lease from several providers. These phone numbers can be reached by the vast majority of the U.S. population without having to place a long distance telephone call. We derive our revenues primarily from the subscription fees we charge for the use of our premium services, from the sale of advertising, and from various forms of electronic commerce.

    We have been a pioneer in providing free Internet services since
April 1996, when we launched our basic service, which was the first on the Internet to provide free e-mail. In July 1998, we introduced our first premium services, which offered features ranging from enhanced e-mail services to full access to the World Wide Web, and for which we charged subscription fees. In December 1999, we announced a major expansion of our services:

    - Our BASIC SERVICE now provides full Internet access for free in addition to e-mail.

    - JUNO WEB provides competitively priced premium Internet access, supplementing the features of the basic service with free live technical support and customer service, priority access to Juno's network through several hundred additional local access numbers, and the elimination of a prominent advertising and navigation banner that is displayed to our basic service users at all times while they are connected to the Web.

    - JUNO EXPRESS is a broadband service, available through multiple technologies, that provides all the features of Juno Web at speeds up to 21 times faster than an ordinary dial-up Internet connection. Among other benefits, this enables users to rapidly download high-bandwidth content such as video, music files and software. Juno Express is currently available in DSL and wireless versions, through relationships with Covad Communications and Metricom, respectively. We also have announced plans to begin offering Juno Express by satellite through an alliance with Hughes Network Systems, and to participate in cable broadband access trials with Time Warner Cable and AT&T Broadband.

    In operating our expanded basic service, we have capitalized on the size of our existing user base, advantages we believe our technology confers on our cost structure, and our advertising sales and electronic commerce activities. Our technology has been designed to maximize hours of consumer contact and potential advertising revenues while minimizing the number of hours each user actually spends connected by telephone to our central computers or to the Web, a key component of our costs. We believe our subscribers spend significantly less time connected to the Internet each month than those of our largest competitors, in part because of technology we have developed that enables

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subscribers to read and write e-mail offline rather than while connected.
Importantly, this technology allows us to continue displaying highly targetable interactive advertisements throughout this offline time.

    As of September 30, 2000, approximately 390 firms had advertised on the Juno services. In many cases, we derive revenues not only from advertising fees but also from conducting electronic commerce in collaboration with our marketing partners. We have entered into a number of major strategic marketing alliances, some of which involve multi-million-dollar guaranteed minimum payments to Juno, such as our multi-year relationships with Qwest and The Hartford. Our advertising and strategic marketing activities benefit from our ability to target advertising to selected segments of the Juno subscriber base on the basis of a wide variety of information obtained from a detailed electronic questionnaire that must be completed in order to sign up for Juno's basic service.

    In addition to our advertising and strategic marketing relationships, we derive revenue from relationships with providers of Web-based content and functionality. All Juno users begin each Web session on our portal site, WWW.JUNO.COM, which contains tools, information, and product offers supplied by a wide range of strategic partners. Companies with whom we have formed this sort of strategic relationship include Amazon.com, CNET, HotJobs.com and LookSmart.

RECENT DEVELOPMENTS

    As part of an overall effort to bring our expenses more in line with our revenues and to reduce our reliance on external sources of capital, we have begun to shift our focus from the aggressive cash-intensive growth of our subscriber base to the reduction of our cash outflows and the more extensive use of non-cash resources for various purposes. In furtherance of this effort, we have entered into a number of strategic transactions, including those discussed below.

    FREEWWWEB. On June 29, 2000, we entered into a subscriber referral agreement with SmartWorld Communications, Inc. and its subsidiaries SmartWorld Technologies, LLC and Freewwweb, LLC. Under the terms of the Freewwweb Agreement, Freewwweb began to refer its subscribers to our Internet access services on July 19, 2000 and is entitled to receive consideration from us for each former Freewwweb subscriber that becomes a new subscriber to our services and subsequently meets certain qualification criteria. Under the terms of the Freewwweb Agreement, such consideration will include cash and may include, at our option, shares of our common stock. The number of shares of our common stock will be based on the closing sale price of our common stock on the dates of issuance. In accordance with the Freewwweb agreement, we have ceased accepting additional Freewwweb subscribers. As of December 31, 2000, we have not yet issued any shares of common stock to Freewwweb or its affiliates under this agreement.

    WORLDSPY. On June 30, 2000, we entered into a subscriber referral agreement with WorldSpy.com, Inc., NaviPath, Inc. and other parties. Under the terms of the subscriber referral agreement, WorldSpy began to refer its subscribers to our Internet access service on June 30, 2000, which entitled WorldSpy and NaviPath to receive compensation from us for each former WorldSpy subscriber that became a new subscriber to our services prior to October 1, 2000, subject to certain qualifications and restrictions. As consideration for these referrals, we issued an aggregate of 1,836,283 shares of our common stock to WorldSpy and NaviPath on October 31, 2000, based on a closing sale price per share of $2.66 on that date. In addition, we chose to accept former WorldSpy subscribers under the subscriber referral agreement during the period from October 1, 2000 through November 30, 2000. As consideration for referrals of former WorldSpy subscribers that became new subscribers to our services between October 1, 2000 and November 30, 2000, and met qualification criteria, we issued an aggregate of 172,020 additional shares of our common stock to WorldSpy and NaviPath on December 21, 2000, based on a closing sale price per share of $1.25 on that date. In accordance with our rights under the

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subscriber referral agreement, we ceased accepting additional WorldSpy subscribers on November 30, 2000.

    BABBAGE'S. On September 18, 2000, we entered into a distribution agreement with Babbage's Etc. LLC. Under the terms of the Babbage's agreement, Babbage's will distribute our software and will receive periodic compensation from us throughout the term of the Babbage's agreement for each new subscriber to our services generated by such distribution that subsequently meets certain qualification criteria. The compensation received by Babbage's as consideration for its services will include shares of our common stock or, at our option, cash. The number of shares of our common stock issuable to Babbage's will be based on the closing sale price of our common stock on the dates of issuance. As of December 31, 2000 we have not issued any shares of our common stock to Babbage's under this agreement.

    KINGSTON. On October 6, 2000, we entered into a common stock investment agreement with an affiliate of The Kingston Limited Partnership providing for the potential future issuance and purchase of shares of our common stock. This agreement and a related registration rights agreement were assigned to, and assumed by, Kingston, a limited partnership organized and existing under the laws of Bermuda, and constitute what is commonly referred to as an "equity line facility." Under the equity line facility, we may sell, subject to various restrictions, up to $7.5 million of common stock in each of up to 20 drawdown periods of 22 trading days each over the course of a period of up to two years, provided that we cannot sell more than $125 million worth of shares in total under the facility. The total number of shares, if any, that may be issued under the facility depends on a number of factors, including the market price and trading volume of our common stock during each drawdown period we choose to initiate. While we have no obligation to sell any shares under the equity line facility, the facility may be terminated if we sell no shares to Kingston for a period of four consecutive months. The registration statement of which this prospectus forms a part relates to the resale by Kingston of the shares of common stock issued by Juno, if any, pursuant to this common stock investment agreement.

                            ------------------------

"Juno Web," "Juno Express" and "Juno Gold" are trademarks, and "Juno" and "Juno Online Services" are registered trademarks of Juno Online Services, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                            ------------------------

Juno Online Services, Inc. was incorporated in Delaware on July 2, 1996 and is the successor by merger to Juno Online Services, L.P., which was formed on June 30, 1995 as a Delaware limited partnership. Our principal executive offices are located at 1540 Broadway, New York, New York 10036. Our telephone number at that location is (212) 597-9000. Information contained on our Web sites does not constitute a part of this prospectus. References in this prospectus to "Juno," "we," "our," and "us" refer to Juno Online Services, Inc., a Delaware corporation, and its predecessor prior to the merger, Juno Online Services, L.P., a Delaware limited partnership.

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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS AND FINANCIAL RESULTS MAY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

OUR BILLABLE PREMIUM SERVICES AND OUR FREE BASIC WEB ACCESS SERVICE HAVE A
  LIMITED OPERATING HISTORY AND FACE NUMEROUS RISKS AND UNCERTAINTIES

    We have a limited operating history upon which you can evaluate our business and our services. We began offering our free basic service to the public in its original form in April 1996, first offered billable premium services to the public in July 1998 and expanded our free basic service to include full Internet access in addition to e-mail in December 1999. As a company in the rapidly evolving market for Internet services, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

    - attract and retain subscribers to our free basic service and our billable premium services;

    - anticipate and adapt to the changing Internet market;

    - generate revenues sufficient to cover our operating expenses through the sale of our billable premium services, through the sale of advertising or from other revenue sources;

    - preserve or raise the capital necessary to fund our operations to the extent that they are not profitable;

    - maintain and develop strategic relationships with business partners to advertise their products over our services;

    - implement an effective marketing strategy to promote awareness of the Juno services;

    - respond to actions taken by our competitors and the entry of new competitors into our markets;

    - develop and deploy successive versions of the Juno software;

    - operate computer systems and related infrastructure adequate to effectively manage our growth and provide our basic service and our billable premium services;

    - operate broadband Internet access services, whether independently or in collaboration with one or more third parties;

    - manage the billing systems used to invoice subscribers to our billable premium services; and

    - attract, retain and motivate qualified personnel.

    Our business and financial results will depend heavily on the commercial acceptance and profitability of both our free basic and our billable premium services. If we are unsuccessful in addressing these risks or in executing our business strategy, our business and financial results may suffer.

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION IN 1995 AND EXPECT CONTINUED
  LOSSES FOR THE FORESEEABLE FUTURE

    Since our inception in 1995, we have not been profitable. We have incurred substantial costs to create and introduce our various services, to operate these services, to promote awareness of these services and to grow our business. We incurred net losses of approximately $3.8 million from inception through December 31, 1995, $23.0 million for the year ended December 31, 1996,
$33.7 million for the

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year ended December 31, 1997, $31.6 million for the year ended December 31,
1998, $55.8 million for the year ended December 31, 1999 and $119.8 million for the nine months ended September 30, 2000. As of September 30, 2000, our accumulated net losses totaled $267.8 million. We incurred negative cash flows from operations of approximately $16.4 million for the year ended December 31, 1996, $33.6 million for the year ended December 31, 1997, $20.9 million for the year ended December 31, 1998 and $45.1 million for the year ended December 31, 1999. For the nine months ended September 30, 2000, we used $97.2 million in cash for working capital purposes and to fund losses from operations. At September 30, 2000, $3.8 million remained prepaid for advertising that Juno has the right to display on a third party's media properties. This prepaid amount may be used at any time prior to March 2001.

    Since we operated as a limited partnership prior to the merger of Juno Online Services, L.P. into Juno Online Services, Inc. in March 1999, taxable losses incurred prior to the merger were allocated to the partners of Juno Online Services, L.P. for reporting on their income tax returns. As a result, we will not be able to offset future taxable income, if any, against losses incurred prior to the merger.

    We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant expenses. We may not ever be successful in implementing our business strategies or in addressing the risks and uncertainties facing our company. Even if we do address these risks successfully, we may not be profitable in the future. Were we to achieve profitability for any particular period, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis thereafter.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO IMPLEMENT
  OUR EXISTING FINANCING PLANS OR SECURE ADDITIONAL FINANCING

    Because we expect to continue to incur substantial losses for the foreseeable future, we may need to raise substantial additional funds in the future to fund our operations, including our telecommunications and other service provision costs, subscriber acquisition and brand promotion costs, costs of enhancing or expanding the range of Internet services we offer and costs associated with responding to competitive pressures or perceived opportunities. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or not available when required in sufficient amounts or on acceptable terms, we may not be able to devote sufficient cash resources to continue to provide our services in their current form, acquire additional subscribers, effectively promote our brand, enhance or expand our services, respond to competitive pressures or take advantage of perceived opportunities, and our business and financial results may suffer, or we could be forced to cease our operations entirely. In light of our historical and expected losses, we are unlikely to be able to raise significant additional funds through the incurrence of indebtedness. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations.

    On October 6, 2000, we entered into an equity line facility with The Kingston Limited Partnership, referred to in this prospectus as the equity line facility, pursuant to which we may, subject to certain conditions, be able to issue up to $125 million of our common stock to Kingston over the course of a period of up to two years. However, no funds will be available to us under the equity line facility unless we are able to satisfy the conditions to Kingston's obligation to purchase our shares specified in the common stock investment agreement. In particular, since Kingston's purchase price will generally be 94% of our volume-weighted average trading price during a given purchase day and no sales may occur under the facility at a price of less than $2.50 per share, Kingston generally will have no obligation to purchase shares on a given day to the extent that the volume-weighted average trading price of our shares during such day is less than $2.66 per share. The closing sale price for our common stock on February 12, 2001 was $2.188 per share, and the closing sale price for our common stock generally has not exceeded $2.66 per share during the period since November 20, 2000. Accordingly, we are

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uncertain whether we will continue to meet the minimum trading price condition to our ability to draw down any funds under the equity line facility. Similarly, Kingston generally has no obligation to purchase shares on a given day to the extent that such purchases would exceed specified limitations based on our trading volume. In addition, the equity line facility provides that Kingston may not purchase a number of shares that, when added to all other shares purchased under the facility, would exceed 19.99% of the number of shares of our common stock issued and outstanding on October 6, 2000 unless either we obtain stockholder approval of issuances under the facility in excess of that amount, or Kingston is advised by counsel that the rules of the principal market or exchange on which our shares are quoted or listed would permit such an issuance without stockholder approval. As of October 6, 2000, we had a total of 38,944,360 shares of common stock issued and outstanding, 19.99% of which would be 7,784,978 shares.

    We have also entered into several transactions pursuant to which we have the right to pay for goods or services using our common stock, and we may enter into more such transactions in the future. If we raise additional funds or obtain goods or services by issuing equity securities, stockholders may experience significant dilution of their ownership interest and the newly issued securities may have rights superior to those of our common stock. The dilutive effect of these issuances will be increased to the extent our share price continues to decline.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE AND IS LIKELY TO EXPERIENCE EXTREME
  PRICE AND VOLUME FLUCTUATIONS IN THE FUTURE THAT COULD REDUCE THE VALUE OF YOUR INVESTMENT, SUBJECT US TO LITIGATION, CAUSE US TO BE UNABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET, AND MAKE OBTAINING FUTURE EQUITY FINANCING MORE DIFFICULT FOR US

    The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile, with extreme price and volume fluctuations. The Nasdaq National Market, where most publicly held Internet companies are traded, has experienced substantial price and volume fluctuations. These broad market and industry factors may harm the market price of our common stock, regardless of our actual operating performance, and for this or other reasons we could continue to suffer significant declines in the market price of our common stock.

    In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

    Our common stock is currently listed on the Nasdaq National Market. We must satisfy a number of requirements to maintain our listing on the Nasdaq National Market, including maintaining a minimum bid price for our common stock of $1.00 per share. A company fails to satisfy this requirement if its closing bid price remains below $1.00 per share for 30 consecutive business days. From time to time our common stock has had a closing bid price below $1.00 per share. There can be no assurance that our bid price will comply with the requirements of the Nasdaq National Market to facilitate continued listing of our common stock on the Nasdaq National Market. If our common stock loses its Nasdaq National Market status, our common stock would likely trade on the Nasdaq Over the Counter Bulletin Board, which is viewed by most investors as a less desirable and less liquid marketplace. This outcome would be likely to adversely affect the trading price of our common stock. In addition, continued listing on the Nasdaq National Market or listing on the Nasdaq SmallCap Market, American Stock Exchange or New York Stock Exchange is a condition to drawing down funds under the equity line facility.

    In addition, further declines in our stock price might harm our ability to issue, or significantly increase the ownership dilution to stockholders caused by our issuing, equity in financing or other transactions. The price at which we issue shares in such transactions is generally based on the market

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price of our common stock and a decline in our stock price would result in our needing to issue a greater number of shares to raise a given amount of funding or acquire a given dollar value of goods or services. A low stock price will impair our ability to draw down funds under the equity line facility, because The Kingston Limited Partnership, the purchaser under the equity line facility, is generally not required to purchase shares of our common stock under the facility on a given day if our average stock price during such day is less than $2.66 per share or to the extent that such purchases would exceed specified limitations based on our trading volume. In addition, Kingston may not purchase a number of shares that, when added to all other shares purchased under the facility, would exceed 7,784,978 shares unless we obtain stockholder approval of issuances under the facility in excess of that amount.

OUR STOCK PRICE COULD DECLINE AND OUR STOCKHOLDERS COULD EXPERIENCE SIGNIFICANT
  OWNERSHIP DILUTION DUE TO OUR ABILITY TO ISSUE SHARES UNDER THE EQUITY LINE FACILITY

    Under the equity line facility, we may sell, subject to various restrictions, up to $7.5 million of common stock in each of up to 20 drawdown periods of 22 trading days each over the course of a period of up to two years, provided that we cannot sell more than $125 million in total under the facility and may only be able to sell a much lower amount. The total number of shares, if any, that may be issued under the facility depends on a number of factors, including the market price and trading volume of our common stock during each drawdown period we choose to initiate. While we have no obligation to sell any shares under the equity line facility, the facility may be terminated if we sell no shares to Kingston for a period of four consecutive months.

    Because the purchase price of any shares we choose to sell under the equity line facility is based on the average market price of the common stock on the date of purchase, both the number of shares we would have to sell in order to draw down any given amount of funding and the associated ownership dilution experienced by our stockholders will be greater if the price of our common stock declines. The lowest price at which stock may be sold under the equity line facility is $2.50 per share. The closing sale price for our common stock on February 12, 2001 was $2.188 per share, and the closing sale price for our common stock generally has not exceeded $2.66 per share during the period since November 20, 2000. Accordingly, we are uncertain whether we will continue to meet the minimum trading price condition to our ability to draw down funds under the equity line facility.

    In the event that we were able, in spite of the various restrictions contained in the equity line facility, to draw down the maximum amount under the facility, and if we indeed chose to draw down the full $125 million, and if all sales under the facility occurred at the minimum price of $2.50 per share, we would need to issue 50,000,000 shares of common stock to Kingston, well in excess of the 41,134,350 shares of our common stock outstanding as of December 31, 2000. Since Kingston's purchase price will generally be 94% of the volume-weighted average price during a given trading day, shares will generally not be purchased at all under the equity line facility on a day during which the volume-weighted average price is less than $2.66 per share.

    The following table illustrates the effect of variations in the market price of our common stock, and of the resulting variation in Kingston's purchase price, on the number of shares that would be issued if we were able to and were to choose to sell the maximum amount under the equity line facility and all sales were to occur at a given purchase price. Note that the sample purchase prices in the following table are examples presented for illustrative purposes only and are not predictions of actual prices at which purchases may occur.

VOLUME-WEIGHTED AVERAGE PRICE   KINGSTON'S PURCHASE PRICE PER   NUMBER OF SHARES KINGSTON WOULD
      (VWAP) PER SHARE              SHARE, AT 94% OF VWAP          RECEIVE FOR $125 MILLION
-----------------------------   -----------------------------   -------------------------------
            $4.26                           $4.00                          31,250,000

            $3.72                           $3.50                          35,714,286

            $3.19                           $3.00                          41,666,667

            $2.66                           $2.50                          50,000,000

    If issued, the shares shown in the table above would represent, respectively, 43.17%, 46.47%, 50.32% and 54.86% of the total number of shares outstanding, when added to the number of shares outstanding as of December 31, 2000. This table illustrates how ownership dilution would increase as the market price per share for our common stock declines. Currently, we are registering 10,000,000 shares for sale with the Securities and Exchange Commission in connection with the equity line facility. If issued, these shares would represent 19.56% of our shares outstanding, when added to the number of shares outstanding as of December 31, 2000.

    The perceived risk associated with the possible sale of a large number of shares under the equity line facility at prices as low as $2.50 per share could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the equity line facility could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

WE EXPECT TO ISSUE OUR COMMON STOCK TO PAY FOR SERVICES IN TRANSACTIONS THAT
  CAUSE DILUTION TO OUR STOCKHOLDERS, AND THE DILUTIVE EFFECT OF THESE ISSUANCES WILL INCREASE TO THE EXTENT THAT OUR STOCK PRICE DECLINES

    In addition to the equity line facility, we have entered into a number of relationships in which we expect to use our common stock to compensate third parties for services performed for us, including subscriber referral services, and we may enter into additional such relationships in the future. In most of these transactions, the payments owed by Juno will be calculated in dollar terms, with Juno having the right to issue an equivalent amount of its common stock in lieu of making cash payments. We currently anticipate that we will exercise those rights to make payments in our common stock where available to us, although we may choose to pay for some or all of such expenses in cash. If the price of Juno common stock should decrease further, our electing to pay with common stock would entail issuing a relatively larger number of shares, increasing the dilutive effect on our stockholders, and potentially impairing our ability to draw down on the equity line facility or execute other financing transactions. Additionally, the third parties to whom we issue common stock will generally have registration rights that require us to register these shares of common stock for resale in the public markets. The market price of our common stock could decline as a result of sales of these shares in the market, or the perception that such sales could occur.

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

    In addition to potential future issuances of our common stock, we have a large number of shares of common stock currently outstanding and available for resale. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

OUR BUSINESS IS SUBJECT TO FLUCTUATIONS IN OPERATING RESULTS WHICH MAY
  NEGATIVELY IMPACT THE PRICE OF OUR STOCK

    Our revenues, expenses and operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors. These include factors within and outside of our control. Some of these factors include:

    - patterns of subscriber acquisition and retention, and seasonal trends relating to subscriber usage of our services;

    - whether we maintain past levels of marketing activity to acquire subscribers and promote the Juno brand, and the extent to which any marketing activities we do undertake are timely and effective;

    - the timing and effectiveness of any revenue sharing arrangements or other strategic alliances into which we enter;

    - the demand for Internet advertising and our ability to collect outstanding receivables from our advertisers;

    - seasonal trends relating to Internet advertising spending;

    - capital expenses related to upgrading our computer systems and related infrastructure;

    - our ability to protect our systems from any telecommunications failures, power loss, or software-related system failures;

    - our ability to integrate operations and technologies from any acquisitions or other business combinations or relationships into which we enter;

    - the extent to which we experience increased competition in the markets for Internet services, Internet advertising and electronic commerce;

    - changes in operating expenses including, in particular, telecommunications expenses and the cost of providing various types of technical and non-technical customer support to our subscribers; and

    - economic conditions specific to the Internet as well as general economic and market conditions.

    Since we expect to be heavily dependent on revenues from our billable premium services in the foreseeable future, our revenues are likely to be particularly affected by our ability to recruit new subscribers directly to our billable premium services, upgrade users of our free basic service to our billable premium services, and retain subscribers to our billable premium services. In addition, our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any revenue shortfall, which may cause our business and financial results to suffer.

    Due to all of the above factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall.

THE EXPANSION OF OUR FREE BASIC SERVICE TO INCLUDE FULL WEB ACCESS HAS CREATED
  SUBSTANTIAL RISKS

    In December 1999, we expanded our free basic service to include full Internet access, including access to the World Wide Web. We face numerous costs, operational and legal risks, and other uncertainties associated with our provision of free Web access to consumers, including the following:

    - RISK THAT OUR PAYING SUBSCRIBERS WILL CANCEL THEIR BILLABLE SERVICE SUBSCRIPTIONS AND SWITCH TO THE EXPANDED FREE SERVICE. Since users of our basic service can access the Web for free, some Juno Web subscribers may cancel their billable service subscriptions and switch to the free basic service. If the number of Juno Web subscribers who switch to the free basic service is significant, our business and financial results may suffer. Net growth of our Juno Web subscriber base has, in fact, slowed significantly since December 1999, possibly in part due to such cancellations.

    - RISK THAT USERS OF OUR EXPANDED FREE BASIC SERVICE WILL REACT NEGATIVELY TO THE ADVERTISING AND NAVIGATION BANNER DISPLAYED WHILE THEY USE THE WEB. Users of our expanded free basic service are required to view a prominent advertising and navigation banner at all times while they are connected to the Web. Some users, particularly those using low-resolution computer monitors to view the Web, may consider this banner to be intrusive to an extent that interferes with their use of the service. To the extent that competitors offer free Internet access services that do not require the user to view intrusive advertising, then our ability to retain users of our free basic service or our ability to derive revenue by displaying advertisements to such users may be harmed.

    - RISK THAT WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUES FROM THE SALE OF ADVERTISING ON THE PERSISTENT ADVERTISING AND NAVIGATION BANNER, OR THAT PENDING LITIGATION MIGHT REQUIRE US TO PERMANENTLY DISABLE THIS BANNER OR DISCONTINUE ITS USE FOR THE DISPLAY OF THIRD-PARTY ADVERTISING.

        The display of a persistent advertising and navigation banner to users of our basic service when they use the Web creates a significant amount of advertising inventory. To date, this advertising inventory has not generated significant revenues, even with the efforts of a third party, 24/7 Media, engaged by us to bear primary responsibility for the sale of this inventory in return for a commission. In late 2000, we settled an arbitration proceeding we initiated against 24/7 Media, and the parties agreed to a restructured, non-exclusive relationship without future guaranteed minimum payments to Juno.

        Additionally, in connection with a patent infringement action brought against us by NetZero, Inc., we have discontinued the display of third-party advertisements in the persistent advertising and navigation banner as of January 12, 2001, pursuant to a temporary order entered by the court. The order will remain in effect through March 15, 2001, and may be extended thereafter. If NetZero ultimately succeeds in its infringement action, we may be permanently prohibited from utilizing our advertising and navigation banner for the display of third-party advertising or possibly for any purpose, including the promotion of Juno's own premium billable services and the differentiation of our free basic service from our premium billable services.

        There can be no assurance that, in the future, we will be able to continue the use of the advertising and navigation banner on our free basic service, or, that if we are permitted to do so, we will be able to generate significant revenues from the sale of advertising inventory on this banner, either through 24/7 Media, any other third-party sales agent, or our own internal sales organization. If we are unable to sell this inventory or to do so at favorable rates, our advertising revenues could be materially adversely affected.

WE MAY EXPERIENCE CONTINUED INCREASES IN OUR TELECOMMUNICATIONS COSTS

    Our telecommunications costs represent one of the most significant expenses of providing our services, and they may continue to increase as use of the Web by our subscribers increases. When using e-mail, subscribers need to be connected to our central computers for the relatively short period of time required to send e-mail they have written or download e-mail that has been sent to them. When using the Web, a subscriber must remain continuously connected to the Internet for the entire duration of a Web session. Since we purchase telecommunications resources on a metered basis based on hours of connection time, the longer connections associated with accessing the Web generate significantly higher expenses than the shorter connections associated with downloading or uploading e-mail messages. In recent quarters, we have experienced significant increases in the amount of time that users spend connected, and in the absence of measures we might take to counteract this trend, and possibly in spite of such measures, we believe that per-subscriber usage is likely to continue to increase. This trend could be expected to increase our telecommunications costs both on an absolute and a per-subscriber basis, unless we are able to achieve corresponding reductions in our telecommunications rates. If we were to attract new subscribers to our free basic service, our telecommunications costs would increase still further on an absolute basis. We cannot assure you that we will be able to achieve adequate reductions in our per-subscriber telecommunications costs, or any such reductions, and if we are unable to achieve such reductions, our business and financial results will suffer.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY OR FACE A CLAIM OF
  INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES

    We have taken steps to protect our intellectual property rights, but we cannot be certain that our efforts will be adequate to safeguard our rights to technology we have developed. Disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights or possibly the loss of our ability to operate our business entirely.

    On December 26, 2000, NetZero, Inc. filed an action in the United States District Court for the Central District of California, alleging that Juno has infringed NetZero's U.S Patent No. 6,157,946. NetZero has alleged that the persistent advertising and navigation banner used on Juno's free service, along with other elements of Juno's service, infringes their patent. NetZero is seeking unspecified monetary damages, attorneys fees, and various forms of preliminary and permanent injunctive relief, including a prohibition on our infringement of the specified patent, and a separate, broader prohibition on Juno's continuing to offer its free service in its current form. On January 5, 2001, the court granted an interim temporary restraining order prohibiting Juno from displaying third-party advertisements in the persistent advertising and navigation banner, commencing January 12, 2001. This order will remain in effect until March 15, 2001, at which time, we expect the court to hold a preliminary injunction hearing to determine whether to extend, modify, or terminate the interim order. The court has scheduled a trial commencing in July 2001. If, as a result of this dispute, we were required to discontinue our display of third-party advertising on the advertising and navigation banner, our advertising revenues could be materially adversely affected. If we were required to discontinue our use of the persistent advertising and navigation banner entirely, the presence of this device as a differentiating feature between our free service and our premium services would also be eliminated, and our ability to upgrade users to and retain users in our billable premium services would be impaired. If we were required to cease providing our free service in its current form, our financial results and our business prospects could be materially adversely affected. We intend to defend our interests vigorously in this matter.

    We have been granted four U.S. patents covering aspects of our technology for the offline display of advertisements and the authentication and dynamic scheduling of advertisements and other messages to be delivered to computer users. We have also filed a number of other U.S. patent applications relating to additional aspects of our business. We cannot assure you, however, that these applications will result in the issuance of patents, that any patents that have been granted or that might be granted in the future will provide us with any competitive advantages or will be exploited profitably by us, or that any of these patents will withstand any challenges by third parties. We also cannot assure you that others will not obtain and assert patents against us which are essential for our business. If patents are asserted against us, we cannot assure you that we will be able to obtain license rights to those patents on reasonable terms or at all. If we are unable to obtain licenses, we may be prevented from operating our business and our financial results may therefore be harmed.

    Except as described above, we rely solely upon copyright and trademark law, trade secret protection and confidentiality agreements with our employees and with some third parties to protect our proprietary technology, processes, and other intellectual property, to the extent that protection is sought or secured at all. We cannot assure you that any steps we might take will be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, we cannot assure you that third parties will not be able to independently develop similar or superior technology, processes, or other intellectual property. Furthermore, we cannot assure you that third parties will not assert claims against us for infringement and misappropriation of their intellectual property rights nor that others will not infringe or misappropriate our intellectual property rights, for which we may wish to assert claims.

OUR ABILITY TO CAUSE OUR FREE BASIC SERVICE SUBSCRIBERS TO SUBSCRIBE TO OUR
  BILLABLE PREMIUM SERVICE IS UNCERTAIN. IF THE NUMBER OF SUBSCRIBERS UPGRADING TO OUR BILLABLE SERVICES FALLS SHORT OF OUR GOALS, OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER

    Our business strategy contemplates that some of the subscribers to our free basic service will decide over time to upgrade to our premium services. We are relying increasingly on this migration as a major source of subscribers to our billable premium services. Since July 1998, we have conducted advertising to our free basic service subscribers to encourage them to upgrade. Over time, repeated exposure to these advertisements has caused, and may continue to cause, their effectiveness to decline. As a result, such advertisements may prove insufficient to generate growth in or maintain the size of our billable subscriber base. We expect that it will become more difficult and expensive over time to effectively market our premium services to users of our free basic service. Accordingly, the rate at which users of the free basic service upgrade to our billable premium services may decline. If our marketing techniques fail to generate an adequate conversion rate from free to billable premium services, if the acquisition cost for subscribers acquired directly or indirectly into our billable premium services is greater than expected, if diminished capital resources require us to curtail even further our use of external marketing channels, or if technical limitations make the conversion process more difficult or time-consuming than anticipated, our business and financial results will suffer.

OUR MARKETING RESOURCES MAY BE INSUFFICIENT TO GENERATE NEW SUBSCRIBERS OR
  AWARENESS OF OUR SERVICES

    In light of our objective of preserving cash resources, we currently expect to significantly reduce the extent of our marketing activities, and there is a risk that such activities as we do undertake, if any, may not be effective in accomplishing our goals. Many of our competitors have greater financial resources than we do and have undertaken significant advertising campaigns. We cannot predict the timing, the type, or the extent of future advertising activities by our competitors. It is possible that marketing campaigns undertaken by our competitors will have an adverse effect on our ability to retain or acquire subscribers. If we incur costs in implementing marketing campaigns without generating sufficient new subscribers to our services, or if capital limitations prevent us from implementing marketing campaigns, or if marketing campaigns undertaken by competitors cause attrition in our subscriber base, our business and financial results will suffer.

OUR SUBSCRIBER COUNT MAY DECLINE AND OUR BUSINESS MAY SUFFER AS A RESULT OF
  EXPECTED REDUCTIONS IN OUR SUBSCRIBER ACQUISITION ACTIVITIES AND, IN PARTICULAR, IN OUR USE OF CASH-INTENSIVE MARKETING CHANNELS FOR SUBSCRIBER ACQUISITION

    We may not succeed in acquiring or retaining a sufficiently large subscriber base for our free basic service and our billable premium services. To acquire new subscribers, we have historically relied on a number of cash-intensive distribution channels for our free proprietary software that enables subscribers to use our services. The most significant channel has been the use of direct mail to circulate diskettes or CDs containing our software to large numbers of prospective subscribers. We have suspended substantially all use of direct mail for subscriber acquisition, and although our plans could change in response to any of a number of factors, we do not currently expect to increase its use in the near future. We have also reduced our use of other subscriber acquisition channels, particularly channels that require significant cash expenditures, and currently plan to reduce subscriber acquisition activities further in the future. We have undertaken some alternative subscriber acquisition activities that entail the expenditure of lesser amounts of cash, including stock-based subscriber referral agreements with two former Internet access providers, WorldSpy and Freewwweb, and with a retailer of computer software, Babbage's. However, there can be no assurance that we will choose to pursue such opportunities in the future, that we will be successful in identifying or exploiting additional such opportunities if we do choose to pursue them, or that the number of subscribers generated by any such opportunities we do identify and exploit will be sufficient to grow, or even to maintain the size of, our subscriber base. Additionally, there is a risk that recent declines in the trading price of our common stock will adversely affect the willingness of potential counterparties to accept Juno common stock as an alternative to cash consideration in connection with such opportunities. To the extent that alternative subscriber acquisition methods we employ involve the issuance of Juno common stock as consideration, existing stockholders may experience significant dilution of their ownership interest and the newly issued securities may have rights superior to those of our common stock.

DIFFICULTY RETAINING SUBSCRIBERS TO OUR SERVICES, AS WELL AS SUBSCRIBER
  ATTRITION CAUSED BY MEASURES WE HAVE IMPLEMENTED TO DISCOURAGE
  DISPROPORTIONATE USAGE OF OUR FREE SERVICE BY OUR HEAVIEST USERS, MAY CAUSE OUR BUSINESS TO SUFFER

    Our business and financial results are dependent on, among other things, the number of subscribers to our services. Among other things, the number of active subscribers has a significant impact on the number of advertising impressions we have available to sell, and on how many billable service subscribers we can potentially acquire by soliciting users of our free service. Each month, a significant number of subscribers to our billable premium services choose to cancel the service. In addition, each month a significant number of subscribers to our free basic service become inactive. It is easy for Internet users to switch to competing providers, and we believe that intense competition has caused, and may continue to cause, many of our subscribers to switch to other services. In addition, new subscribers may decide to use our services only out of curiosity regarding the Internet, or to take advantage of free or low-cost introductory offers for our billable premium services, and may later discontinue using our services.

    Furthermore, we have recently begun implementing certain measures designed to encourage the heaviest users of our free service to alter their usage patterns, upgrade to one of our billable services, or generate additional revenues in some other way that might help us cover the higher costs they cause us to incur. While the details of these measures may change over time, these measures currently include, but may or may not be limited to, the display of additional advertising to heavier users and the prioritization of access to our free service according to usage levels, among other factors. Such prioritization mechanisms currently make it more difficult for the heaviest users of our free service to establish and maintain a Web connection through Juno's free service, particularly during those hours when overall usage tends to be highest, than is expected to be the case for free subscribers whose usage patterns are more typical. As a result of these measures, we are likely to experience at least some degree of incremental subscriber attrition. We are unable to predict the amount of such attrition we might experience overall, or the extent to which it might involve subscribers other than those heavier users to whom we currently expect to target these measures. In the event such measures were to result in a significant decrease in the size of Juno's subscriber base, and particularly to the extent such attrition were to involve subscribers other than the currently targeted group, such measures could cause our business and financial results to suffer. Furthermore, we may at some point in the future charge a fee for our basic service or limit the amount a subscriber may use this service in a given period. If we were to implement such changes, we might lose a significant number of subscribers and our business and financial results could suffer.

    In the past, we have experienced lengthy periods during which subscriber attrition caused the total number of subscribers using our services in a given month to remain relatively static despite our addition of a substantial number of new users to our services. In recent quarters, we have significantly reduced our levels of cash expenditure for subscriber acquisition and retention, and we expect to further reduce our cash expenditures for such activities in the future. Although the many factors affecting subscriber acquisition and retention make it difficult to accurately predict the future size of our subscriber base, such reductions may cause our active subscriber counts to decline. To the extent that such spending reductions, other changes in our policies or operations, competitive or other market conditions, or other factors were to result in a significant decline in the net number of active subscribers to one or more of our services, this could cause our business and financial results to suffer.

SOME USERS OF OUR FREE BASIC SERVICE MAY BE UNABLE TO ACCESS THE WEB

    In order to obtain access to the Web, users of our free basic service must be equipped with a version of our software at least as recent as version 4.0, as well as a recent version of Microsoft Internet Explorer, the Web browsing software that our free basic service requires. At September 30, 2000, approximately 15% of active users of our free basic service used versions of our software older than version 4.0. Although we hope to upgrade such users' software to a more recent version automatically by downloading the newer version to their computer during one of their connections, technical constraints prevent us from completing automatic upgrades for users of the oldest versions of our software. Instead, these users must choose to install the current version of our software and, in some cases, would need to be sent a copy of the software by mail before they could complete this process. Approximately 3% of our free basic service users currently use a version of the Microsoft Windows operating system older than Windows 95, and cannot upgrade to a current version of the Juno software unless they upgrade to a more current version of Windows. There is a risk that some portion of our basic service user base will never upgrade to a current version of the Juno software and will be unable to access the Web through our free basic service.

    If a significant percentage of our basic service users do not use the Web, our ability to display Web-related advertisements and generate associated revenues will be harmed.

COMPETITION IN THE MARKETS FOR INTERNET SERVICES, INTERNET ADVERTISING AND
  ELECTRONIC COMMERCE IS LIKELY TO INCREASE IN THE FUTURE AND MAY HARM OUR BUSINESS

    The market for Internet services is extremely competitive and includes a number of substantial participants, including America Online, Microsoft and AT&T. The markets for Internet-based advertising and electronic commerce are also very competitive. Our ability to compete depends upon many factors, many of which are outside of our control.

    INTENSE COMPETITION EXISTS IN THE MARKET FOR INTERNET SERVICES

    We may not be able to compete successfully against current or future competitors, and the competitive pressures that we face may cause our business and financial results to suffer. We believe that the primary competitive factors determining success in these markets include effective marketing to promote brand awareness, a reputation for reliability and service, effective customer support, pricing, easy-to-use software and geographic coverage. Other important factors include the timing and introduction of new products and services as well as industry and general economic trends. The market for Internet services has begun to consolidate, and we expect competition to increase as some of our competitors grow larger through consolidation or begin to bundle Internet services with other products and services. Our current and potential competitors include many large national companies that have substantially greater market presence and financial, technical, distribution, marketing and other resources than we have. This may allow them to devote greater resources than we can to the development, promotion and distribution and sale of products and services.

    Our competitors may be able to charge less for premium Internet services than we do for our billable premium services, or offer services for free that we currently provide only for a fee, which may put pressure on us to reduce or eliminate, or prevent us from raising, the fees we charge for our billable premium services. We may choose, for competitive or other reasons, to lower or eliminate the fees we currently charge for our billable premium services, or enhance the features available to users of our free basic service, in order to remain competitive with other industry participants. It is likely, however, that we will increase the fees we charge for at least some subscribers to our billable premium services in an effort to increase our billable services revenue and profitability, in spite of the fact that such price increases would be expected to result in subscriber attrition, possibly to an extent sufficient to cause overall revenues from billable services to decline. Any increase in the prices we charge for our billable services could result in a reduction of demand for our billable services and possibly in our overall billable services revenue. Moreover, any decrease in such prices could result in a reduction in our billable services revenue and would harm the profitability of our billable services. Thus, if we make any change in our pricing, our business and financial results may suffer.

    In recruiting subscribers for our services, we currently compete, or expect to compete, with the following types of companies, among others:

    - Established online service providers such as America Online, CompuServe, and The Microsoft Network;

    - National Internet service providers such as EarthLink and Prodigy, including companies, such as NetZero and Bluelight.com, that offer Web access for free;

    - Numerous independent regional and local Internet service providers that may offer lower prices than a national Internet service provider;

    - Various national and local telephone companies such as AT&T, MCI WorldCom and Pacific Bell;

    - Companies providing Internet access through "set-top boxes" connected to a user's television, such as WebTV, or through a "cable modem" connected to a user's personal computer, such as Excite@Home; and

    - Companies providing Internet access services using other broadband technologies, including digital subscriber line technology, commonly known as DSL, such as the Regional Bell Operating Companies and various partners of Covad, Rhythms, and NorthPoint.

    In addition, Microsoft and Netscape, publishers of the Web browsers utilized by most Internet users, including Juno subscribers, each own or are owned by online or Internet service providers that compete with Juno.

    In addition to competition from the types of companies listed above, we also face the risk that subscribers to our premium billable services will migrate to our free basic service, which would result in a decrease in our subscription revenues.

    We do not currently offer services internationally, other than to a small base of users located in Canada. If the ability to provide Internet services internationally becomes a competitive advantage in our markets and we do not begin to provide services internationally, we will be at a competitive disadvantage.

    WE RELY ON REVENUES FROM ADVERTISING AND ELECTRONIC COMMERCE AND THESE
     REVENUES HAVE BEEN, AND MAY CONTINUE TO BE, ADVERSELY AFFECTED BY CONTINUED WEAKNESS IN THE MARKET FOR INTERNET ADVERTISING.

    With respect to the generation of advertising and electronic commerce revenue, we compete with many of the market participants listed above as well as with various advertising-supported Web sites, including portal sites such as Yahoo! and Excite, content sites such as CNET and CNN.com, and interactive advertising networks and agencies such as DoubleClick and 24/7 Media. We also compete with traditional media such as print and television for a share of advertisers' total advertising budgets. If advertisers perceive the Internet to be a limited or ineffective advertising medium or perceive us to be less effective or less desirable than other Internet advertising vehicles, advertisers may be reluctant to advertise on our services.

    In addition to intense competition, the overall market for Internet advertising has been characterized in recent quarters by continuing and significant reduction in demand, the reduction or cancellation of advertising contracts, a significantly increased risk of uncollectible receivables from advertisers, and a significant reduction of Internet advertising budgets, especially by Internet-related companies. In addition, an increasing number of Internet-related companies have experienced deteriorating financial results and liquidity positions, and/or ceased operations or filed for bankruptcy protection, or may be expected to do so. The impact of these trends is exacerbated in Juno's case because of the large percentage of Juno's advertisers that are Internet related companies. If demand for Internet advertising in general or our advertising inventory in particular does not increase or declines further, if our advertisers reduce or cancel their contracts with us or if we are unable to collect amounts they owe us for contracts we fulfill, our business and financial results may suffer.

    OUR COMPETITION IS LIKELY TO INCREASE IN THE FUTURE

    Our competition has increased and is likely to continue to increase. We believe this will probably happen as Internet service providers and online service providers consolidate and become larger, more competitive companies, and as large diversified telecommunications and media companies acquire Internet service providers. Many market participants offer services similar to one or more of the services we provide. Other market participants may introduce free Internet access services that compete with ours. The larger Internet service providers and online service providers, including America Online, offer their subscribers a number of services that we do not currently provide. Some diversified telecommunications and media companies, such as AT&T, have begun to bundle other services and products with Internet access services, potentially placing us at a significant competitive disadvantage. Additionally, some Internet service providers and personal computer manufacturers have formed strategic alliances to offer free or deeply discounted computers to consumers who agree to sign up with the service provider for a one-year or multi-year term. In a variant on this approach, some Internet service providers have secured strategic relationships with manufacturers or retailers of computer equipment in which the service provider finances a rebate to consumers who sign up with the service provider for one or more years. In the past, we have formed several such relationships, and did not find them effective as a means of attracting new subscribers to our services. Our competitors may be able to establish strategic alliances or form joint ventures that put us at a serious competitive disadvantage. Increasing competition could result in increased subscriber attrition. It could also put pressure on us to increase our spending for sales and marketing and for subscriber acquisition and retention activities at a time when we may not have adequate cash resources to devote to such activities. Competition could also require us to lower the prices we charge for our billable premium services, or eliminate such fees altogether, in order to maintain our marketplace position. Any of these scenarios could harm our business and financial results, and we may not have the resources to continue to compete successfully.

WE ARE DEPENDENT ON STRATEGIC MARKETING ALLIANCES AS A SOURCE OF REVENUES AND
  OUR BUSINESS COULD SUFFER IF ANY OF THESE ALLIANCES IS TERMINATED

    We have strategic marketing alliances with a number of third parties, and most of our strategic marketing partners have the right to terminate their agreements with us on short notice. The number of terminations by our partners of various types of advertising contracts has increased over the course of 2000. If any of our strategic marketing agreements are terminated, we cannot assure you that we will be able to replace the terminated agreement with an equally beneficial arrangement. We also expect that we will not be able to renew all of our current agreements when they expire or, if we are, that we will be able to do so on acceptable terms. We also do not know whether we will be successful in entering into additional strategic marketing alliances, or that any additional relationships, if entered into, will be on terms favorable to us. Our receipt of revenues from our strategic marketing alliances may also be dependent on factors which are beyond our control, such as the quality of the products or services offered by our strategic marketing partners. Additionally, many of our strategic marketing partners are concentrated within the Internet industry. As a result, any downturn that affects the Internet industry generally, and, in particular, any downturn that affects the ability of our partners to pay revenues or advances against revenue as they become due, could cause our business and financial results to suffer.

OUR STRATEGIC MARKETING ALLIANCES AND OTHER SOURCES OF ADVERTISING REVENUE ARE
  CONCENTRATED IN THE INTERNET INDUSTRY, MAKING US VULNERABLE TO DOWNTURNS EXPERIENCED BY OTHER INTERNET COMPANIES OR THE INTERNET INDUSTRY IN GENERAL

    In the quarter ended September 30, 2000, we derived approximately 75% of our advertising revenue from strategic marketing and advertising relationships with other Internet companies. At the current time, we believe that some of these companies may be having difficulty generating operating cash flow or raising capital, or are anticipating such difficulties, and are electing to scale back the resources they devote to advertising, including on our system. Other companies in the Internet industry have depleted their available capital, and have ceased operations or filed for bankruptcy protection or may be expected to do so. Difficulties such as these may affect the total amount of advertising inventory we can sell, and may also affect our ability to collect revenues or advances against revenues from our existing partners or advertisers as such amounts become due. If the current environment for Internet advertising does not improve, our business and financial results may suffer.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF THE MARKET FOR INTERNET ADVERTISING
  CONTINUES TO CONTRACT OR FAILS TO RECOVER

    Our business and financial results are dependent on the use of the Internet as an advertising medium. Internet-based advertising accounts for only a small fraction of all advertising expenditures, and we cannot be sure that Internet-based advertising will ever grow to account for a substantial percentage of total advertising spending or when an increase might occur. Our business may suffer if the market for Internet-based advertising continues to contract or fails to recover. Our business also may suffer if users install "filter" software programs that limit or prevent advertising from being delivered to their computers. Widespread adoption of this type of software could harm the commercial viability of Internet-based advertising.

    Sales of advertising space on our services represent an important revenue source for us. Competition for Internet-based advertising revenues is intense, and this competition, together with a continuing increase in the amount of advertising space available overall on the Internet, has resulted in significant price erosion over time, which may continue. We cannot assure you that we will be successful in selling advertising or capturing a significant share of the market for Internet-based advertising. We also cannot assure you that we will be able to sell advertising at the rates we currently project, and it may become necessary to lower the rates for advertising space on our services.

    We currently rely primarily on our internal sales and marketing personnel for generating sales leads and promoting our services to the advertising community. We also rely on revenue arrangements under third party relationships in which Juno receives revenue in return for the display of advertising sold by a third party partner. These arrangements include relationships with LookSmart Ltd. and 24/7 Media.

    Under our agreement with LookSmart, LookSmart provides Internet search and directory features to our subscribers through our Web portal site, and we are entitled to receive payments based on the volume of Web pages viewed by users of these features. We cannot be sure that our users will find the services provided by LookSmart useful, or that they will utilize LookSmart's search and directory features in a manner that generates significant revenue to Juno. If usage of the LookSmart features is less than projected, then our business and financial results may suffer.

    Under our current agreement with 24/7 Media, we are entitled to a portion of the revenues earned from their sale of advertising on the persistent advertising and navigation banner that is displayed to users who access the Web through our free basic service. In late 2000, we settled an arbitration proceeding we initiated against 24/7 Media and the parties agreed to a restructured, non-exclusive relationship, without future guaranteed minimum payments to Juno.

    Additionally, in connection with a patent infringement action brought against us by NetZero, Inc., we have discontinued the display of third-party advertisements in the persistent advertising and navigation banner as of January 12, 2001, pursuant to a temporary order entered by the court. The order will remain in effect through March 15, 2001, and possibly thereafter. If NetZero ultimately succeeds in its infringement action, we may be permanently prohibited from utilizing our advertising and navigation banner as an additional source of advertising inventory. There can be no assurance that, in the future, we will be able to continue the use of the advertising and navigation banner in connection with our free basic service, or, that if we are permitted to do so we will be able to generate significant revenues from the sale of advertising inventory on this banner, either through 24/7 Media, any other third-party sales agent, or our own internal sales organization. If we are unable to sell this inventory or to do so at favorable rates, our advertising revenues could be materially adversely affected.

    If Internet-based advertising continues to contract or fails to recover or if we are unable to capture a sufficient share of Internet-based advertising, our business and financial results may suffer. Additionally, we have experienced difficulties in achieving our projected level of advertising sales, especially with respect to the persistent advertising and navigation banner marketed by 24/7 Media. If our internal sales organization, 24/7 Media or other independent sales organizations are not able to accomplish desired sales objectives, and we are not able to replace the revenue payments previously guaranteed to us by 24/7 Media, then our business and financial results may suffer.

IF INTERNET USAGE DOES NOT CONTINUE TO GROW, OUR BUSINESS WILL SUFFER

    Our business and financial results depend on continued growth in the use of the Internet. We cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our ability to grow, if any, will be harmed.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS OR WE WILL
  NOT BE COMPETITIVE

    Our failure to respond in a timely and effective manner to new and evolving technologies, including cable modem and other broadband technology, could harm our business and financial results. The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in member needs and frequent new service and product introductions. We may not be able to foresee or respond to these technical advances effectively or at all. Our business and financial results depend, in part, on our ability to use leading technologies effectively, to develop our technical expertise, to enhance our existing services and to develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance required to best take advantage of the rapidly evolving Internet. If the market for our services should fail to develop, develop more slowly than we expect, become saturated with competitors, or develop in a fashion that renders our services uncompetitive or otherwise unappealing to consumers, our business and financial results may suffer.

    We are also at risk due to fundamental changes in the way that Internet access may be provided in the future. Currently, consumers access Internet services primarily through computers connected by telephone lines. Broadband connections, however, allow significantly faster access to the Internet than is possible using the telephone-based analog modems currently used by most of our subscribers. In many regions, cable television companies, local and long distance telephone companies, and wireless communications companies, have begun to provide Internet access. These competitors, including cable television operators, may include Internet access in their basic bundle of services or may offer Internet access for a nominal additional charge. We have begun to enter into arrangements with providers of broadband connections to allow the delivery of our services over distribution channels they own or control. However, the majority of our broadband relationships are at a developmental or initial implementation stage and the associated services are used by a negligible number of subscribers at the current time. Moreover, only a portion of our subscriber base is currently served by broadband providers with which we have existing agreements. In other segments of our market, there is a risk that we may be unable to offer our subscribers high-speed Internet access. In the future, we might also be prevented from delivering high-speed Internet access through networks controlled by competitors of ours, or from doing so on a cost-effective basis.

    Even if we are not prevented from delivering our Internet services through the broadband connections owned by other companies, the delivery of our Internet services using broadband technology is subject to significant risks and uncertainties, and we may be unable to adapt to the challenges posed by broadband technologies.

    We may also have to modify the means by which we deliver our Internet services, in which case we would incur significant costs. If consumers adopt alternative forms of Internet access that provide a continuous connection to the Internet rather than relying on a series of separate dial-up connections, then any competitive advantage that we currently realize because our technology minimizes connect time may diminish. If other companies are able to prevent us from delivering our Internet services through the wire, cable and wireless connections that they own, if we are unable to adapt to the challenges posed by broadband technologies or if we incur significant costs without generating sufficient revenues, our business and financial results may suffer.

AS THE MARKET FOR BROADBAND SERVICES EXPANDS, OUR BUSINESS MAY BE HARMED IF WE
  CANNOT PROVIDE COMPETITIVE BROADBAND SERVICES THROUGH JUNO EXPRESS

    Juno Express, our billable broadband service, delivers Internet access at broadband speeds currently through the use of DSL and mobile wireless technologies. Juno Express currently accounts for an extremely small percentage of our active subscriber base. As our DSL service is currently designed, before we can provide service to a subscriber, the subscriber's local telephone company frequently must either install and configure an additional copper telephone line at the subscriber's residence or reconfigure an existing telephone line if a line that can be used for the DSL connection is available. Accordingly, consumers who wish to subscribe to the DSL version of Juno Express currently must go through a complex installation process, for which we are dependent on the performance of the local telephone company. We are also currently dependent on the performance of a national supplier of DSL services, Covad Communications, with whom we have chosen to partner for the delivery of Juno Express using DSL technology. Covad is responsible for completing the installation process begun by the local telephone company. Currently, a Covad technician must visit the residence of each Juno Express subscriber to complete any necessary wiring and to deliver and test DSL hardware. If our relationship with Covad is unsuccessful, or if Juno and Covad are unable to coordinate the installation of necessary telephone lines with local telephone companies, or if other factors delay or otherwise hinder our ability to expand beyond the markets in which the service is currently available, or if these or other factors affect our ability to introduce or deliver DSL-based services in a timely and cost-effective fashion, then our business and financial results may suffer.

    In addition to the DSL service described above, we have recently begun offering a Juno Express mobile wireless service powered by Metricom's Ricochet technology. This service is currently being offered in only 14 markets, and there can be no assurances that the performance or availability of this service will be acceptable to us or to our subscribers, or that Metricom will successfully expand this service offering beyond the current markets. Additionally, use of this service requires subscribers to purchase and install special hardware, in connection with which we are dependent on a third party that must coordinate installation and activation with Metricom.

    Although we have begun to make arrangements for the provision of the Juno Express service over other broadband platforms, the relationships on which such expansion depends are new and are subject to significant risks and uncertainties. We have recently entered into agreements with AT&T Broadband and Time Warner for the provision of Internet services over cable technology, initially in small-scale tests. In the case of AT&T Broadband, there is a significant risk that AT&T will not succeed in renegotiating an existing agreement under which Excite@Home has the exclusive right to provide high-speed broadband services over AT&T's cable system through June 2002. If AT&T is unsuccessful, we will not be able to offer Juno Express over AT&T's cable systems at speeds above 128kbps until July 2002 at the earliest. Additionally, we may find that offering Juno Express over cable systems requires us to incur levels of operating expense that make broad expansion of these two relationships unfeasible or unattractive to us. There are also risks that either of these companies could exercise rights to terminate their relationship with Juno.

    We have entered into an arrangement to offer Juno Express through broadband satellite services provided by Hughes. There are significant risks and uncertainties associated with this arrangement, including risks that additional technical development requirements may delay the service rollout schedule, that the service may prove unattractive to our customers, and that the pricing of the service may not be competitive with other broadband services.

    The market for broadband services is in the early stages of development, and we cannot assure you that broadband services in general, or that any of DSL, cable, mobile wireless or satellite technologies in particular, will become popular with consumers. We cannot assure you that we will have adequate access to any of these technologies at favorable rates, that we will be able to reach a sufficient number of users through the broadband partners identified above, or that we will have adequate capital to take advantage of existing or future opportunities to provide broadband services. Juno Express faces competition in the market for broadband services from many competitors with significant financial resources, well-established brand names, and large existing customer bases. In many markets, these competitors already offer, or are expected to offer, broadband Internet access at prices lower than we expect to be able to offer to potential customers for Juno Express. If we are unable to provide competitive broadband services at competitive rates, our business and financial results may suffer.

OUR ADVERTISING SYSTEM REQUIRES LABOR AND IMPOSES COSTS ON US BEYOND THOSE
  ASSOCIATED WITH STANDARD WEB ADVERTISING

    A significant fraction of the advertising inventory available on our services is non-standard when compared to advertising on the Web and may put Juno at a competitive disadvantage. Although our Web portal site and the persistent advertising and navigation banner shown to users of our free basic service when they access the Web utilize standard Web formatting, the substantial amount of advertising inventory associated with the e-mail portion of our services employs non-standard formatting. The advertisements displayed while a subscriber reads and writes e-mail are created using proprietary tools that are not fully compatible with standard Web advertising. Therefore, many advertisements displayed on our services require customization that would not be required by a Web site capable of displaying previously prepared standard advertisements. This customization work increases the time necessary to prepare an advertisement to be displayed on our services and the costs associated with running these ads. We must also absorb the telecommunications cost associated with downloading ads to our subscribers, which is an expense that advertising-supported Web sites do not incur. As ads become more complex, our telecommunications expenses may increase. Furthermore, the costs associated with selling or attempting to sell advertising space on our services are significant. These costs may be greater than the costs associated with selling advertising space on Web sites that exclusively utilize standard Web advertising formats. Additionally, our use of a proprietary advertising format could interfere with our packaging a significant portion of our advertising space for sale by an advertising network such as DoubleClick or 24/7 Media. Any of the above factors could discourage advertising on our network by some advertisers.

SEASONAL TRENDS IN INTERNET USAGE AND ADVERTISING SALES MAY NEGATIVELY AFFECT
  OUR BUSINESS

    Seasonal trends are likely to affect the revenues we generate from operating our Internet services. Subscribers typically use our Internet services less during the summer months and year-end holiday periods. To the extent that our revenues depend on the amount of usage by our subscribers, our revenues may be lower during these periods. For example, some of the subscribers to Juno Web pay us based on the number of hours they spend using our services in a given month. In addition, the rate at which new subscribers sign up for our billable premium services may be lower during the summer months and year-end holiday periods, other things being equal.

    Since our operating expenses are based on our expectations of future revenues, including seasonal fluctuations, it is possible that operating results will suffer if these seasonal trends do not continue in the future or if different seasonal trends develop in the future.

WE ARE DEPENDENT ON A SMALL NUMBER OF TELECOMMUNICATIONS CARRIERS AND MAY BE
  UNABLE TO FIND ADEQUATE REPLACEMENTS IF THEIR RATES INCREASE, SERVICE QUALITY DECLINES, OR IF THEY DISCONTINUE DOING BUSINESS WITH US

    Our business and financial results depend in significant part on the capacity, affordability, reliability and security of our telephone company data networks. To use our services, subscribers must initiate telephone connections between their personal computers and computer hardware in local or regional facilities known as "points of presence." We contract for the use of points of presence around the country from various telecommunications carriers. These carriers currently include UUNET Technologies, which is operated by WorldCom; Level 3; XO Communications (formerly Concentric); Splitrock Services; Sprint; PSINet; NaviPath and StarNet. We also rely on these telecommunications companies to carry data between their points of presence and our central computers located in Cambridge, Massachusetts and Jersey City, New Jersey.

    As of September 30, 2000, we had contracted for the use of more than 3,400 local telephone numbers associated with points of presence throughout the United States. Nevertheless, a minority of our subscriber base may be unable to access our services through a point of presence that is within their local calling area. These users may be particularly reluctant to use the Web, either through our free basic service or through Juno Web, due to the telecommunications charges that they would incur during an extended connection to the Web. The inability of some of our subscribers to access the Web with a local call in some areas of the country could harm our business. We cannot be sure if or when additional infrastructure developments by our telecommunications providers will establish points of presence that cover these areas.

    At various times in the past, network capacity constraints at particular points of presence have prevented or delayed access by subscribers attempting to connect to our services. This could happen in the future, especially during times of peak usage. Difficulties accessing our services due to poor network performance could cause our subscribers to terminate their subscriptions with us. Because we depend on third-party telecommunications carriers for crucial portions of our network infrastructure, we do not have direct control over network reliability and some aspects of service quality. A natural disaster or other unanticipated problem that affects the points of presence or the telecommunications lines we use, or that affects the nation's telecommunications network in general, could cause interruptions in our services.

    Only a small number of telecommunications companies can provide the network services we require. This number has been reduced through consolidation in the telecommunications industry, and there is a significant risk that further consolidation could make us reliant on an even smaller number of providers. Currently, we are particularly dependent on WorldCom, which provides more than 1,100 of the more than 3,400 points of presence for which we contract, many of which are in locations not served competitively by other telecommunications carriers. Our business could be significantly harmed if we are unable to maintain a favorable relationship with WorldCom and the companies they control. We cannot assure you that we would be able to replace all of the services provided to us through WorldCom were our relationship with them to be terminated.

    Our financial results are highly sensitive to variations in prices for the telecommunications services described above. In the past, we have benefited from reductions in per-unit pricing for telecommunications services. We cannot assure you that telecommunications prices will continue to decline, or that there will not be telecommunications price increases due to factors within or beyond our control, including but not limited to a decline in the total number of telecommunications hours our subscribers consume, possibly due in part to reductions in the size of our subscriber base. We cannot assure you that our telecommunications carriers will continue to provide us access to their points of presence on our current or better price terms, that the price terms that they do offer us, if any, will be sufficiently low to meet our needs, or that alternative services will be available in the event that their quality of service declines or that our relationship with any of our current carriers is terminated. Additionally, the number of telecommunications companies providing service to us may be reduced as a result of one or more of these companies discontinuing dial-up service or ceasing operations entirely. If any of these companies becomes unable to provide service in locations not served by numerous other providers, the rates we pay for telecommunications services may increase as a result of reduced competition.

    Most of the telecommunications services we purchase are provided to us under short-term agreements that the providers can terminate or elect not to renew. As a result, there is a significant risk that any or all of our telecommunications carriers could end their relationship with us. In addition, each of our telecommunications carriers provides network access to some of our competitors, and could choose to grant those competitors preferential network access, potentially limiting our members' ability to access the Internet or connect to our central computers. Furthermore, the majority of our telecommunications providers compete, or have announced an intention to compete, with us in the market to provide consumer Internet access. If our telecommunications service providers were to decrease the levels of service or access provided to us, or if they were to terminate their relationships with us for competitive or other reasons, our business and financial results would suffer.

WE ARE DEPENDENT ON A THIRD PARTY FOR TECHNICAL AND CUSTOMER SERVICE SUPPORT AND
  OUR BUSINESS MAY SUFFER IF IT IS UNABLE TO PROVIDE THESE SERVICES, CANNOT EXPAND TO MEET OUR NEEDS, OR TERMINATES ITS RELATIONSHIP WITH US

    Our business and financial results depend, in part, on the availability and quality of live technical and customer service support services. Although many Internet service providers have developed internal customer service operations designed to meet these needs, we have elected to outsource these functions. We currently purchase almost all of our technical and customer service support from ClientLogic Corporation. As a result, we maintain only a small number of internal customer service personnel. We are not equipped to provide the necessary range of customer service functions in the event that ClientLogic becomes unable or unwilling to offer these services to us.

    At December 31, 2000, ClientLogic provided approximately 550 full-time or part-time employees at its facilities to service our account. We believe the availability of call-in technical support and customer service is especially important to acquire and retain subscribers to our billable premium services, and we are dependent on ClientLogic to provide this function. At times, our subscribers have experienced lengthy waiting periods to reach representatives trained to provide the technical or customer support they require. We believe that failure to provide consistent customer support and to maintain consumer-acceptable hold times could have an adverse effect on our subscriber acquisition and retention efforts in the future. However, maintaining desired customer support levels may require significantly more support personnel than are currently available to us through ClientLogic, or significantly greater expense than we feel it is appropriate, or than we are able, to incur. Additionally, if we elect to offer customer service features that we do not currently support, or to enhance the overall quality of our customer support for competitive reasons, we may require even greater resources. We are currently soliciting proposals from additional vendors to supplement the services provided to us by ClientLogic, or to provide such services in the event our relationship with ClientLogic terminates. Our current agreement with ClientLogic converted to a month-to-month contract on August 1, 2000, under which either party has the right to terminate the relationship at any time upon one month's notice. Although we are currently renegotiating the terms of our relationship with ClientLogic, there is a significant risk that ClientLogic could exercise its one-month termination rights under the current agreement if the parties are unable to reach mutually acceptable terms. If our relationship with ClientLogic terminates and we are unable to enter into a comparable arrangement with a replacement vendor, if ClientLogic is unable to provide enough personnel to provide the quality and quantity of service we desire, if system failures, outages or other technical problems make it difficult for our subscribers to reach customer service representatives at ClientLogic, or if we are unable to obtain externally or develop internally the additional customer service and technical support capacity we expect to need, our business and financial results may suffer.

DISRUPTION OF OUR INTERNET SERVICES DUE TO SECURITY BREACHES AND SYSTEM FAILURES
  COULD RESULT IN SUBSCRIBER CANCELLATIONS

    Both our infrastructure and the infrastructure of our network providers are vulnerable to security breaches or similar disruptive problems and system failures. Our systems are also subject to telecommunications failures, power loss, software-related system failures and various other events. Any of these events, whether intentional or accidental, could lead to interruptions, delays or cessation of service to our subscribers. This could cause some of our subscribers to stop using our Internet services. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems through their inappropriate use of the Internet, which could cause losses to us or our subscribers or deter some people from subscribing to our services. People may be able to circumvent our security measures or the security measures of our third party network providers.

    We may have to interrupt, delay or cease service to our subscribers to alleviate problems caused by computer viruses, security breaches or other failures of network security. Any damage or failure that interrupts or delays our operations could result in subscriber cancellations, could harm our reputation, and could affect our business and financial results. Our insurance coverage may not adequately compensate us for any losses that may occur due to any failures in our systems or interruptions in our services.

STAFF ATTRITION COULD STRAIN OUR MANAGERIAL, OPERATIONAL, FINANCIAL AND OTHER
  RESOURCES

    We had 65 employees at December 31, 1996, 152 employees at December 31, 1997, 144 employees at December 31, 1998, 263 employees at December 31, 1999, including 60 employees in India, and 329 employees at September 30, 2000, including 74 employees in India. Prior to May 21, 1999, consultants used in India were employed by an affiliate of Juno. We expect to continue to rely on outsourcing arrangements for our customer service needs and for the performance of some advertising sales functions.

    Any significant amount of staff attrition we experience, whether initiated by the departing employees or by the company, could place a significant strain on our managerial, operational, financial and other resources. To the extent that the company does not initiate or seek any staff attrition that occurs, there can be no assurance that we will be able to identify and hire adequate replacement staff promptly, or at all. If the size of our staff is significantly reduced, either by the company's choice or otherwise, we could face significant management, operational, financial and other constraints. For example, it may become more difficult for us to manage existing, or establish new, relationships with advertisers, vendors and other counterparties, or to expand and improve our service offerings. It may become more difficult for us to implement changes to our business plan or to respond promptly to opportunities in the marketplace. It may become more difficult for us to devote personnel resources necessary to maintain or improve existing systems, including our financial and managerial controls, billing systems, reporting systems and procedures. Thus, any significant amount of staff attrition could cause our business and financial results to suffer.

WE FACE POTENTIAL LIABILITY FOR INFORMATION TRANSMITTED OR RETRIEVED THROUGH OUR
  INTERNET SERVICES

    Our business and financial results may suffer if we incur liability as a result of information transmitted or retrieved through our services. The liability of Internet service providers and online services companies for information transmitted or retrieved through their services is uncertain. It is possible that claims may be filed against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature, publication or distribution of this information. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. Such claims, with or without merit, would likely divert management time and attention and result in significant costs to investigate and defend. In addition, if we become subject to these types of claims and we are not successful in our defense, we may be forced to pay substantial damages. We may also be forced to implement expensive measures to alter the way our services are provided to avoid any potential liability.

CHANGES IN GOVERNMENT REGULATION COULD DECREASE OUR REVENUES AND INCREASE OUR
  COSTS

    Changes in the regulatory environment could decrease our revenues and increase our costs. As a provider of Internet access services, we are not currently subject to direct regulation by the Federal Communications Commission. However, several telecommunications carriers are seeking to have communications over the Internet regulated by the FCC in the same manner as other more traditional telecommunications services. Local telephone carriers have also petitioned the FCC to regulate Internet access providers in a manner similar to long distance telephone carriers and to impose access fees on these providers and some developments suggest that they may be successful in obtaining the treatment they seek. In addition, we operate our services throughout the United States, and regulatory authorities at the state level may seek to regulate aspects of our activities as telecommunications services. As a result, we could become subject to FCC and state regulation as Internet services and telecommunications services converge.

    We remain subject to numerous additional laws and regulations that could affect our business. Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. These laws and regulations have covered, or may cover in the future, issues such as:

    - user privacy;

    - children's privacy;

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
    - pricing;

    - intellectual property;

    - federal, state and local taxation;

    - advertising;

    - distribution; and

    - characteristics and quality of products and services.

    Legislation in these areas could slow the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium.

    It may take years to determine how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, we have begun to service a small number of subscribers who are located in Canada. Laws and regulations relating to the Internet, or to doing business in Canada, or similar laws and regulations in other jurisdictions should we choose to continue to expand elsewhere outside of the United States, could have an adverse effect on our business.

    The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. For example, numerous bills have been presented to Congress and various state legislatures designed to address the prevalence of unsolicited commercial bulk e-mail on the Internet. These laws may impose additional burdens on our business. Additionally, because we rely on the collection and use of personal data from our subscribers for targeting advertising and other communications to our subscribers, we may be harmed by any laws or regulations that restrict our ability to collect or use this data. The Federal Trade Commission has conducted investigations into the privacy practices of companies that collect information about individuals on the Internet. The enactment of any additional laws or regulations in this area, or renewed enforcement activity of existing laws and regulations, may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

FEDERAL TRADE COMMISSION ACTION COULD IMPACT OUR FINANCIAL RESULTS AND MARKETING
  PRACTICES

    The FTC has been investigating the advertising, billing and cancellation practices of various Internet-related companies, including Juno. At the FTC's request, we have provided marketing-related and customer service-related information concerning our services. On the basis of these submissions, the FTC staff has claimed, among other things, that Juno's disclosure practices about the possibility of users incurring telephone charges were insufficient, and that Juno's cancellation policies for subscribers to its billable services were unduly restrictive. On the basis of our discussions with the FTC staff, we have begun implementing modifications to the disclosure we make about telecommunications charges that users might incur and to our billable services cancellation practices. Depending on the final outcome of the FTC inquiry, we could be required under a consent order or otherwise to make compensatory payments, to revise our advertising and marketing materials, and to make further modifications to our business practices. As a result, our business and financial results could suffer.

UNANTICIPATED DELAYS OR PROBLEMS IN THE INTRODUCTION OF NEW FEATURES OR SERVICES
  MAY CAUSE CUSTOMER DISSATISFACTION

    If we experience problems related to the reliability and quality of our services or delays in the introduction of new versions of or enhancements to our services, we could experience increased subscriber cancellations, adverse publicity and reduced sales of advertising and products. Our services are very complex and are likely to contain a number of undetected errors and defects, especially when new features or enhancements are first released. Furthermore, in order to introduce new features or enhancements, we may elect to license technology from other companies rather than develop such features or enhancements ourselves, and we may be exposed to undetected errors or defects in third-party technology that is out of our control. Any errors or defects, if significant, could harm the performance of these services, result in ongoing redevelopment and maintenance costs and cause dissatisfaction on the part of subscribers and advertisers. These costs, delays or dissatisfaction could negatively affect our business.

WE ARE DEPENDENT ON THIRD-PARTY SOFTWARE TO ACCURATELY BILL SUBSCRIBERS TO OUR
  BILLABLE PREMIUM SERVICES

    The operation of our billable premium services requires the accurate operation of billing system software as well as our development of policies designed to reduce the incidence of credit card fraud and other forms of uncollectable "chargebacks." If we encounter difficulty with the operation of these systems, or if errors, defects or malfunctions occur in the operation of these systems, this could result in erroneous overcharges to customers or in the under-collection of revenue, either of which could hurt our business and financial results.

RELATIONSHIPS WITH ENTITIES AFFILIATED WITH THE CHAIRMAN OF OUR BOARD OF
  DIRECTORS MAY PRESENT POTENTIAL CONFLICTS OF INTEREST

    The Chairman of our board of directors and our largest stockholder, Dr. David E. Shaw, is the Chairman and Chief Executive Officer of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P. ("DESCO, L.P."), a securities firm whose activities focus on various aspects of the intersection between technology and finance. Dr. Shaw and entities affiliated with him are also involved in other technology-related businesses apart from our company. As a result of these other interests, Dr. Shaw devotes only a portion of his time to our company, and spends most of his time and energy engaged in business activities unrelated to us. In addition to his indirect ownership of a controlling interest in DESCO, L.P., Dr. Shaw may have a controlling interest in these other businesses. Transactions between us and other entities affiliated with Dr. Shaw may occur in the future and could result in conflicts of interest that prove harmful to us.

    We sublease office space in New York City from DESCO, L.P. We cannot be sure that we would be able to lease other space on favorable terms in the event this sublease were to be terminated.

    In May 1999, we terminated an agreement with DESCO, L.P. under which individuals employed by its affiliates located in India provided consulting services to us. Following the termination of this agreement, these individuals became employees of a Juno subsidiary located in Hyderabad, India. We continue to obtain some services in India from DESCO, L.P. or its affiliates.

OUR DIRECTORS AND OFFICERS EXERCISE SIGNIFICANT CONTROL OVER US

    As of November 30, 2000, the executive officers, directors, and persons and entities affiliated with executive officers or directors beneficially owned in the aggregate approximately 39.0% of our outstanding common stock. The Chairman of our board of directors is Dr. David E. Shaw. Dr. Shaw continues to serve as the Chairman and Chief Executive Officer of D. E. Shaw & Co., Inc., which is the general partner of DESCO, L.P. As of November 30, 2000, Dr. Shaw and persons or entities affiliated with him, including DESCO, L.P., beneficially owned, in the aggregate, approximately 37.7% of our outstanding common stock as of that date. As a result of this concentration of ownership, Dr. Shaw is able to exercise significant influence over matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control of Juno.

WE ARE DEPENDENT ON KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS

    Our business and financial results depend in part on the continued service of our key personnel. Over the past year a number of senior financial, marketing and technical executives have left the company or announced their intention to do so. We do not carry key person life insurance on any of our personnel. The loss of the services of any of our executive officers or the loss of the services of other key employees could harm our business and financial results.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED EMPLOYEES

    Our business and financial results depend in part on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry can be intense. Concerns about developments in the Internet industry in general, or about our company in particular, may make it more difficult than in the past to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced difficulty in hiring and retaining highly skilled employees with appropriate qualifications, and we expect to continue to experience such difficulties. We have experienced a higher rate of employee attrition in recent quarters than in prior periods, including the departure of a number of our most senior managers. We are likely to experience further such attrition, including of senior managers, in the future.

WE MAY NOT BE ABLE TO SUCCESSFULLY MAKE ACQUISITIONS OF OR INVESTMENTS IN OTHER
  COMPANIES

    Although in 2000 we entered into two transactions in which other companies have referred their subscribers to us in return for compensation either primarily or entirely in the form of Juno common stock, we have limited experience in completing acquisitions of, or making investments in, companies or their assets. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products or services, or customers. If we buy a company, we could have difficulty in assimilating that company's personnel and operations, and the key personnel of the acquired company may decide not to work for us. We would expect that any acquisition may present us with difficulties in assimilating the acquired services, technology assets or customer bases into our operations. Similarly, subscriber referral transactions may expose us to difficulties resulting from the conversion of subscribers from a competitive service to our own services. Any of these difficulties could disrupt our ongoing business, and distract our management and employees. In addition, these transactions could increase our cash expenditures, and require the amortization of goodwill, both of which could have an adverse effect on our financial results. To date we have issued equity securities in order to pay for our subscriber referral transactions and we expect to issue additional equity securities in satisfaction of our obligations under subscriber referral transactions. In connection with any other transactions we might choose to undertake in the future, we may issue additional equity securities and may additionally assume indebtedness. The issuance of equity securities could be dilutive to our existing stockholders and might, to the extent such securities were sold into the public market, impair our ability to draw down funding under the equity line facility.

WE COULD FACE ADDITIONAL REGULATORY REQUIREMENTS, TAX LIABILITIES AND OTHER
  RISKS IF WE DECIDE TO EXPAND INTERNATIONALLY

    We currently provide services to a small number of users who are located in Canada. We may decide to increase the international availability of our services, and we believe that any international operations would be subject to most of the risks of our business generally. In addition, there are risks inherent in doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates, and adverse tax consequences, and there are likely to be different consumer preferences and requirements in such markets. We cannot assure you that one or more of these factors would not harm any future international operations.

WE HAVE ANTI-TAKEOVER PROVISIONS WHICH MAY MAKE IT DIFFICULT FOR A THIRD PARTY
  TO ACQUIRE US

    Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

WE DO NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE AND, AS A RESULT,
  STOCKHOLDERS WILL NEED TO SELL SHARES TO REALIZE A RETURN ON THEIR INVESTMENT

    We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.

                       COMMON STOCK INVESTMENT AGREEMENT

OVERVIEW

    On October 6, 2000, we entered into a common stock investment agreement with an affiliate of The Kingston Limited Partnership providing for the potential future issuance and purchase of shares of our common stock. The common stock investment agreement and a related registration rights agreement were assigned to, and assumed by, Kingston, a limited partnership organized and existing under the laws of Bermuda. The common stock investment agreement establishes what is sometimes termed an equity line facility. The following description of the common stock investment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the common stock investment agreement, which we have included as an exhibit to the registration statement of which this prospectus forms a part.

    Under the agreement, Kingston has committed to provide us up to $125 million as we request it over a period of up to 24 months, subject to various limitations that reduce the total amount actually available to us under the facility. In return for funds provided under the facility, if any, Kingston will receive shares of our common stock. We will be able to request amounts under the equity line facility in increments of $100,000 totaling no less than $500,000 and no more than $7,500,000 per drawdown period, with each such drawdown period lasting 22 trading days. In respect of each trading day during a drawdown period, we will receive from Kingston 1/22 of the total amount requested for such drawdown period, subject to certain reductions discussed below. We may deliver up to 20 separate drawdown notices to Kingston during the term of our agreement, provided that we may not deliver a drawdown notice during an ongoing drawdown period. We are under no obligation to issue any minimum number of drawdown requests; however, the equity line facility may be terminated if we do not sell any shares to Kingston for a period of four consecutive months. Purchases under any drawdown request will commence starting on the fifth trading day following the date our drawdown notice is received by Kingston, unless we have not issued a drawdown request during the prior 90-day period, in which case purchases will commence starting on the ninth trading day following the date of our notice to Kingston.

    The actual number and dollar value of shares purchased on any given trading day during a given drawdown period are determined at the end of each trading day during such drawdown period based on a discount to the volume-weighted average stock price during that day, subject to various adjustments described below.

    The per-share dollar amount Kingston pays for our common stock with respect to any trading day during a drawdown period will generally be 94% of the volume-weighted average price of our common stock for that day, subject to the adjustments described below. Ladenburg Thalmann & Co. Inc., the placement agent that introduced us to Kingston and helped in structuring the equity line facility, will receive a cash fee from us equal to 4% of any amount we draw down under the facility.

    We are currently registering 10,000,000 shares of common stock for possible issuance under the common stock investment agreement. The common stock investment agreement provides that Kingston may not purchase a number of shares that, when added to all other shares purchased under the agreement, would exceed 19.99% of the number of shares of our common stock issued and outstanding on October 6, 2000, the date of the execution and delivery of the common stock investment agreement, unless either we obtain stockholder approval of issuances in excess of that amount, or Kingston is advised by counsel that the rules of the principal market or exchange on which our shares are quoted or listed would permit such an issuance without stockholder approval. The listing requirements of The Nasdaq National Market, currently the principal market for our common stock, prohibit us from issuing common stock in a single transaction if the shares may be issued for less than the greater of market value or book value and the number of shares to be issued would exceed 20% of the number of shares of common stock outstanding before the issuance.

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
    In addition, the common stock investment agreement does not permit us to draw down funds if the issuance of shares of common stock to Kingston pursuant to a drawdown would result in Kingston and its affiliates owning more than 9.99% of our then outstanding common stock.

THE DRAWDOWN NOTICE PROCEDURE

    We may request a drawdown by delivering a drawdown notice to Kingston, stating the total amount we wish to draw down during the associated drawdown period and a designated minimum price, if any, below which we are not willing to sell any shares to Kingston. The designated minimum price per share may not be less than $2.50 or greater than 85% of the volume-weighted average price of our common stock on the trading day immediately preceding the delivery of such drawdown notice. If we do not specify a designated minimum price in a given drawdown notice, then the designated minimum price per share for such drawdown period will be $2.50. No shares will be issued to Kingston under the equity line facility at a purchase price below $2.50.

AMOUNT OF THE DRAW AND NUMBER OF SHARES

    Subject to the reductions described below, the dollar amount Kingston will purchase in respect of each trading day during a drawdown period will be equal to 1/22 of the total dollar amount we have requested to draw in the related drawdown notice. The purchase price per share on any given trading day will be an amount equal to the greater of 94% of the volume-weighted average per share price of our common stock on that trading day or the designated minimum price for such drawdown period. The number of shares purchased on a particular trading day will, subject to the reductions described below, be equal to 1/22 of the total dollar amount we have requested to draw divided by the purchase price per share.

    The dollar value of purchases by Kingston, and the number of shares to be issued to Kingston, on a given trading day will, if applicable, be automatically adjusted to equal the lowest amount derived based on the following calculations:

    - on any trading day during a drawdown period on which (1) 94% of the volume-weighted average price of our common stock for such trading day is less than the designated minimum price for that drawdown period and
      (2) the product of the designated minimum price and the number of shares, if any, sold by Kingston during such trading day at a price greater than or equal to the designated minimum price is less than 1/22 of the total dollar amount requested in the applicable drawdown notice, then the dollar amount we will receive from Kingston in respect of that trading day will be adjusted to equal the designated minimum price multiplied by the number of shares of our common stock sold by Kingston on that day, or to zero if Kingston has not sold any shares on that day;

    - if a registration statement for the resale by Kingston of any shares to be purchased from us is not effective, or a prospectus is not available for use by Kingston for the sale of such shares, or if trading of our common stock is suspended or halted on the principal market for our shares, currently the Nasdaq Stock Market, for more than one hour or trading on our principal market in general is halted for more than one hour, then the dollar amount we will receive from Kingston in respect of that trading day will be adjusted to equal the number of shares, if any, of our common stock sold by Kingston during the period that a registration statement or prospectus was available for use on that trading day or, in the event of a suspension or halt, during the period for which trading was permitted on our principal market on that day, multiplied by the applicable per share purchase price for such day, such purchase price being the greater of the designated minimum price and 94% of the volume-weighted average price for the available portion of such trading day; and

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
    - if 1/22 of the total dollar amount we have requested to draw during the drawdown period would exceed 13.64% of the average daily dollar volume of sales of our common stock on our principal market over the period of 22 trading days immediately preceding the date of our drawdown notice to Kingston, then the dollar amount we will receive from Kingston in respect of that trading day will be reduced so that it equals 13.64% of that average daily dollar volume.

    If more than one of the foregoing adjustments is applicable, only the adjustment which results in the greatest downward adjustment will be taken. In addition, with respect to any trading day during a drawdown period, Kingston will not be obligated to purchase a number of shares greater than the lowest of
(1) 1/22 of the total dollar amount requested for that drawdown period divided by the applicable purchase price for such trading day, (2) 25% of that day's share trading volume or (3) 15% of the previous day's share trading volume. For all calculations of share trading volume, any individual trades of at least 60,000 shares shall each be treated as a trade of 60,000 shares.

NECESSARY CONDITIONS BEFORE KINGSTON IS OBLIGATED TO PURCHASE OUR SHARES

    The following conditions must be satisfied before Kingston is obligated to purchase the shares of common stock that we might wish to sell from time to time:

    - a registration statement covering at least 3,000,000 shares of common stock, or the greatest amount permitted by the Securities and Exchange Commission, if less than 3,000,000 shares, must be declared effective by the Securities and Exchange Commission and must remain effective and available as of each date on which a closing of a purchase and sale of shares occurs for making resales of the common stock purchased by Kingston;

    - the disclosures contained or incorporated by reference in the registration statement and related prospectus relating to the resales by Kingston shall be acceptable to Kingston in its good faith opinion;

    - we must have performed our obligations under the common stock investment agreement, the related registration rights agreement and any other agreement between us and Kingston and not be in default under any of those agreements;

    - the representations and warranties to Kingston contained in the common stock investment agreement must be true and correct as of the date we submit a drawdown request and on each date on which a closing of a purchase and sale of shares occurs;

    - there shall not have occurred or be pending a tender offer by us for 20% or more of our common stock, a "going private" transaction affecting us or a "change of control," defined as:

       - a sale or transfer of all or substantially all of our assets to another company, other than to existing stockholders and their affiliates;

       - any person together with its affiliates, other than affiliates of selected existing stockholders, obtaining beneficial ownership of 50% or more of our voting power; or

       - a replacement of more than one-half of our board of directors that is not approved by the members of the board of directors on the date of such replacement;

    - no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock investment agreement; and

    - our common stock shall be approved for quotation on the Nasdaq Stock Market or another approved market and trading in our common stock must not have been suspended by the Securities and Exchange Commission or The Nasdaq National Market or such other approved market, nor shall minimum prices have been established on securities whose trades are reported by The Nasdaq National Market or such other approved market.

    On each date of a closing for the purchase and sale of common stock under the common stock investment agreement, we must deliver certificates from certain of our officers. In addition, we must deliver a "comfort" letter from our accountants as to selected financial information contained in the registration statement on a quarterly basis and an opinion about some of these matters from our counsel on each date that we issue a drawdown notice.

    A further condition is that Kingston may not purchase a number of shares exceeding 19.99% of the number of shares of our common stock that were issued and outstanding on October 6, 2000, the date we entered into the common stock investment agreement, without our first obtaining approval from our stockholders for such excess issuance.

ADDITIONAL COVENANTS UNDER THE COMMON STOCK INVESTMENT AGREEMENT

    We have agreed with Kingston under the common stock investment agreement:

    - to provide Kingston with copies of reports we file with the Securities and Exchange Commission and press releases we issue;

    - not to enter into, amend, modify or supplement agreements with our officers, directors, persons who were officers or directors at any time during the previous two years, 5% owners of our stock or their affiliates except for customary employment and benefit arrangements or agreements approved by a majority of our disinterested directors;

    - to reimburse Kingston for reasonable fees and expenses actually incurred, including reasonable legal expenses, relating to its due diligence, negotiation and execution of the transactions under the agreement, subject to certain limitations;

    - not to adopt a shareholder rights plan or similar arrangement relating to our common stock that could be triggered by Kingston's exercise of its rights and obligations under the common stock investment agreement; and

    - to cause the shares issuable to Kingston under the common stock investment agreement to be registered as described under "Plan of Distribution--Limited grant of registration rights" below.

    In the event that, within a specified amount of time following the completion of a given drawdown period, our common stock is no longer approved for listing or quotation on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange or the registration statement or prospectus are unavailable for Kingston's resale of shares they purchased from us and still hold, we have agreed to repurchase some or all such shares from Kingston at Kingston's purchase price, upon Kingston's request.

    In addition, we have agreed to indemnify Kingston and its affiliates, agents and representatives for any liabilities, costs and expenses, including reasonable attorneys' fees, incurred as a result of, arising out of or relating to:

    - any misrepresentation or breach of any representation or warranty made by us under any of the documents delivered in connection with the common stock investment agreement;

    - any breach of any of our covenants, agreements or obligations under the agreements delivered in connection with the common stock investment agreement; and

    - any cause of action, suit or claim brought or made by a third party and arising out of or resulting from the execution, delivery, performance, breach by us or enforcement of the documents delivered in connection with the common stock investment agreement, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the shares of our common stock to Kingston, the status of Kingston as an investor in the common stock and the enforcement of our indemnification obligations.

MECHANICS OF PURCHASE OF SHARES BY KINGSTON

    To effect a purchase of shares, Kingston must deliver on each trading day during a drawdown period a written notice to us stating:

    - the aggregate purchase price for the shares being purchased by Kingston pursuant to such purchase notice;

    - the purchase price per share;

    - the number of shares Kingston is purchasing pursuant to such purchase notice;

    - the date of the closing of the purchase by Kingston of such shares, which will not occur later than 10:00 am New York City time on the eleventh trading day after the date of the purchase notice; and

    - that Kingston is then in compliance with limitations contained in the common stock investment agreement regarding the assumption or maintenance of a net short position in our stock.

    Notwithstanding Kingston's obligation to deliver notices during a drawdown period, Kingston's failure to deliver any such notice will not affect Kingston's obligation to purchase shares in respect of that trading day. There will be a maximum of 7 closings scheduled by us and Kingston with respect to any particular drawdown period, excluding any closings at which either one or both of us fails to perform its obligations under the common stock investment agreement.

REMEDIES FOR CERTAIN BREACHES AND TERMINATION OF THE COMMON STOCK INVESTMENT
  AGREEMENT

    If we fail to deliver the appropriate number of shares to Kingston within 1 trading day following the date on which the closing for such shares was scheduled, then Kingston will not purchase any additional shares until such failure has been fully cured by us and the appropriate number of shares has been delivered to Kingston. Such drawdown period will then be extended by a number of trading days equal to the number of trading days from the scheduled closing date to the date of such cure. If such failure is not cured by us after four trading days following the date on which the closing for such shares was scheduled, then
(1) the current drawdown period will immediately terminate and Kingston will have no further obligations to purchase any additional shares from us with respect to such terminated drawdown period and (2) Kingston may, during the period of 10 trading days following such fourth trading day, purchase in the open market the number of shares that we failed to deliver and we must, upon receipt of a notice of such purchase, reimburse Kingston for the cost of such purchase, each such purchase and reimbursement being called a "Buy-in." If we fail to pay such reimbursement within 3 trading days of receipt of such notice, then we must pay Kingston, on the first trading day following such third trading day, in addition to, and not in lieu of, such reimbursement amount payable by us to Kingston, an amount equal to 2% of the reimbursement amount per period of 22 trading days, or portion thereof, until the reimbursement amount is paid in full. If no Buy-in occurs with respect to a certain number of shares and our failure to deliver such shares to Kingston is not cured by us by the close of business on the thirteenth trading day following such scheduled closing date, the common stock investment agreement will terminate upon the delivery by Kingston of a notice regarding such excessively delayed closing. Following the delivery of such notice, Kingston will not have any further obligation to purchase any additional shares from us under the common stock investment agreement.

    If we fail to satisfy any of the conditions of Kingston's obligations to purchase shares on any trading day during a drawdown period or on any scheduled closing date, then Kingston will not

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purchase any additional shares from us pursuant to the common stock investment agreement until such condition has been fully satisfied by us and the drawdown period will be extended by a number of trading days equal to the number of trading days from such purchase day or scheduled closing date, as applicable, to the date of such satisfaction by us. If such condition is not fully satisfied by us after the fourth trading day following such purchase day or scheduled closing date, as applicable, the then current drawdown period will immediately terminate, and Kingston will not have any further obligations to purchase any additional shares with respect to such terminated drawdown period. If such condition is not fully satisfied by us after thirteen trading days following such trading day or scheduled closing date, as applicable, then the common stock investment agreement will terminate upon Kingston's delivery of a notice of a delayed closing to us. Following delivery of such notice, Kingston will not have any further obligations to purchase any additional shares from us. However, Kingston generally may not deliver a notice of a delayed closing during the period when we have suspended Kingston's sales under this prospectus in accordance with the terms of the registration rights agreement.

    The common stock investment agreement will automatically terminate upon the earlier of the sale of shares of our common stock having an aggregate purchase price of $125,000,000 or two years after the date on which the registration statement of which this prospectus forms a part is first declared effective by the Securities and Exchange Commission.

    In addition, Kingston may elect to terminate the agreement under the following circumstances:

    - our common stock is not either approved for quotation on the Nasdaq Stock Market or listed on the American or New York Stock Exchange for a period of three consecutive trading days;

    - the registration statement of which this prospectus forms a part is not declared effective by March 5, 2001;

    - we fail to sell any shares to Kingston under the agreement for a period of 122 calendar days;

    - we fail to deliver to Kingston the proper number of shares within one trading day following any scheduled closing for the purchase and sale of shares on more than three separate occasions during a 12-month period;

    - we enter into an equity line agreement with any party other than Kingston or one of its affiliates;

    - on more than two occasions in a 12-month period or for more than 60 days, or under some circumstances 13 days, on one occasion we exercise our right to suspend Kingston's sales under this prospectus, as amended or supplemented, in accordance with the terms of our registration rights agreement with Kingston;

    - Kingston receives notice from a governmental or self-regulatory agency that it does not then possess one or more required approvals to perform its obligations under the agreement; or

    - we are unable under the rules of the Securities and Exchange Commission to repurchase shares from Kingston upon Kingston's request as described above during a period when the registration statement or prospectus are unavailable for the sale of shares purchased by Kingston under the common stock investment agreement or our common stock is not approved for listing or quotation on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange.

    We may elect to terminate the common stock investment agreement under the following circumstances:

    - Kingston fails to deliver the appropriate funds to us for the purchase of shares pursuant to the agreement either by the close of business on the thirteenth trading day following any scheduled

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
      closing date or within one trading day after any scheduled closing date on more than three occasions in any 12-month period;

    - Kingston exercises any of its rights under the agreement or the registration rights agreement so as to not purchase some or all of the shares specified by us in a validly delivered drawdown notice, other than due to purchase price adjustments provided for in the agreement; or

    - Kingston receives notice from a governmental or self-regulatory agency that it does not then possess one or more required approvals to perform its obligations under the agreement.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by Kingston that it has obtained under the common stock investment agreement. However, we will receive the net proceeds from the sale of any common stock to Kingston under the common stock investment agreement described in this prospectus. We expect to use the proceeds, if any, of any such sales for general working capital purposes.

    Pursuant to the terms of the common stock investment agreement, we may choose not to sell any shares of our common stock to Kingston under the equity line facility. Our decision to choose to sell shares under the equity line facility will be based on a number of factors, including the availability of any alternative sources of funding, the size of our cash reserves, our liquidity needs and other factors.

                              SELLING STOCKHOLDER

OVERVIEW

    The number of shares we are registering is based in part on a good faith estimate by us of the number of shares we might issue to Kingston under the common stock investment agreement. However, due to possible changes in our stock price, trading volume, and capital needs, as well as in the market overall, the number of shares we are currently registering for issuance under the common stock investment agreement may be significantly higher or lower than the number we ultimately issue under the common stock investment agreement and the number resold by Kingston under this prospectus.

THE KINGSTON LIMITED PARTNERSHIP

    Kingston is engaged in the business of trading securities for its own account. Kingston's principal offices are located at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. Kingston does not currently hold a net long or short position in any of our securities as of the date of this prospectus. Other than its obligation to purchase common stock under the common stock investment agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Kingston and us other than the common stock investment agreement.

                              PLAN OF DISTRIBUTION

    Kingston is offering the shares of common stock offered hereby for its own account. We will not receive any proceeds from the sale of shares of common stock by Kingston. Over the term of the equity line facility, Kingston may be offering for sale up to 10,000,000 shares of common stock acquired by it pursuant to the terms of the common stock investment agreement more fully described under the section above entitled "common stock investment agreement."

    Kingston may, from time to time, sell all or a portion of the shares:

    - on the Nasdaq National Market, or on such other exchange or market where our stock is traded;

    - in privately negotiated transactions;

    - by delivery of shares in settlement to option/short sales transactions entered into after the date that the registration statement of which this prospectus forms a part becomes effective with the Securities and Exchange Commission;

    - in block trades;

    - in any combination of such methods of sale; and

    - in any other legal method of disposition.

    Kingston will make such sales at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices. Kingston is not restricted as to the price at which it may sell the shares offered by this prospectus.

    Kingston may effect sales by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingston.

    Any broker-dealer participating in such transactions as agent may receive commissions from Kingston, and if it acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with Kingston to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to do so acting as agent for Kingston, it will purchase as principal any unsold shares at the price required to fulfill its commitment to Kingston. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

    Kingston is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with Kingston in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with sales in which they participate. If any broker-dealers or agents are deemed to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1933.

    From time to time, within limitations specified in the common stock investment agreement, Kingston may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Kingston engages in such transactions, the price of our common stock may be affected. From time to time Kingston may pledge its shares pursuant to the margin provisions of its

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
agreements with its brokers. Upon a default by Kingston, the broker may offer and sell the pledged shares from time to time.

    Kingston and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Securities Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by Kingston or any other such person that may affect the marketability of the shares. Kingston also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

LIMITED GRANT OF REGISTRATION RIGHTS

    We granted registration rights to Kingston to enable it to sell the common stock it purchases under the common stock investment agreement. In connection with any such registration, we will have no obligation:

    - to assist or cooperate with Kingston in the offering or disposition of such shares;

    - to indemnify or hold harmless the holders of any such shares (other than Kingston) or any underwriter designated by such holders;

    - to obtain a commitment from an underwriter relative to the sale of any such shares; or

    - to include such shares within any underwritten offering we do.

    We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

    Kingston has agreed not to distribute any common stock purchased from us pursuant to the common stock investment agreement other than in accordance with the plan of distribution included in this prospectus. We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Kingston, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

    - the name of any broker-dealers;

    - the amount of common stock involved;

    - the price at which the common stock is to be sold;

    - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

    - that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

    - any other facts material to the transaction.

    We must notify Kingston if the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state a material fact. Our registration rights agreement with Kingston permits us to restrict the resale of the shares Kingston has purchased from us under the common stock investment agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information.

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
    We have agreed to bear all reasonable expenses other than underwriting discounts and commissions of any underwriters, brokers, sellers or agents retained by Kingston, in connection with the registration of the shares being offered by Kingston.

PLACEMENT AGENT

    Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the common stock investment agreement. Ladenburg introduced us to Kingston and assisted us with structuring the equity line facility. Ladenburg's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

    In consideration for Ladenburg's services as placement agent, we have agreed to pay Ladenburg a cash fee equal to 4% of the amount of each drawdown under the equity line facility. In addition, we will pay all of Ladenburg's expenses in connection with its duties as placement agent, up to an aggregate of $15,000. We have no material relationship with Ladenburg, other than in connection with this transaction. Ladenburg has no material relationship with Kingston.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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
                               10,000,000 SHARES

                           JUNO ONLINE SERVICES, INC.

                                  COMMON STOCK

                                     [LOGO]

                                   PROSPECTUS

                               FEBRUARY 13, 2001